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As filed with the U.S. Securities and Exchange Commission on July 12, 2017

Registration No. 333-218741

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APOLLO ENDOSURGERY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	16-1630142 (I.R.S. Employer Identification No.)

1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
(512) 279-5100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Todd Newton
Chief Executive Officer
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark B. Weeks John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Robert F. Charron Michael F. Nertney Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☒ Emerging Growth Company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)

Common Stock, par value $0.001 per share	$29,986,250	$3,480

(1)
Includes shares that the underwriters have the option to purchase.

(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
The Registrant previously paid a registration fee of $2,000 in connection with the initial filing of this Registration Statement.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 12, 2017

3,500,000 Shares of Common Stock

        We are offering 3,500,000 shares of our common stock (assuming a public offering price of $7.45 per share, the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017). The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

        Our common stock is listed on the NASDAQ Global Market under the symbol "APEN." On July 10, 2017, the last reported sale price of our common stock was $7.45 per share.

        Investing in shares of our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 12 of this prospectus before investing.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(2)	$	$

    (1)
    The underwriters will receive compensation in addition to the underwriting discount listed above. See "Underwriting" for a description of the compensation payable to the underwriters.

    (2)
    We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $450,000.

        We have granted the underwriters the right to purchase up to 525,000 additional shares of our common stock (assuming a public offering price of $7.45 per share, the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017). The underwriters can exercise this right at any time within 45 days after the date of this prospectus.

        Certain of our existing stockholders and their affiliated entities, including our directors and executive officers, and stockholders affiliated with certain of our directors, have submitted indications of interest to purchase an aggregate of up to approximately $14.0 million in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to these persons, and these persons may determine to purchase more, fewer or no shares in this offering.

        We anticipate that delivery of the common stock against payment will be made on or about                    , 2017.

Joint Book-Running Managers

Craig-Hallum Capital Group	Roth Capital Partners

The date of this prospectus is                    , 2017.

        We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

        Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

i

 PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading "Risk Factors" beginning on page 12 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

        Throughout this prospectus, the terms "we," "us," "our," and "our company" refer to Apollo Endosurgery, Inc.

Company Overview

        We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices that can be used for the treatment of obesity.

        We are one of the market share leaders in less invasive devices that treat obesity. Our products are used to provide interventional therapy by general and bariatric surgeons and gastroenterologists in a variety of settings to patients who suffer from obesity and many co-morbidities associated with obesity.

        We believe that obesity is a chronic disease and that the optimal clinical outcome for a substantial portion of patients suffering from obesity will require interventional treatments combined with ongoing, long-term physician care. As a result, our product portfolio consists of surgical and non-surgical interventional devices that fill the gap between low efficacy pharmacological treatments for obesity and highly-invasive, anatomy-altering bariatric stapling procedures. Some of our products are also used in procedures that address or repair a variety of gastrointestinal defects.

        Our strategic focus and the majority of our future revenue growth is expected to come from our Endo-Bariatric product portfolio, which consists of the Orbera and OverStitch systems. In the past two years, the majority of our product revenues has come from the Apollo surgical product portfolio, which consists of the Lap-Band System and related laparoscopic accessories. Revenues from the surgical product portfolio had been decreasing over the past several years prior to our acquisition of those products and revenues have continued to decline since.

Overview of Obesity and the Market

        Obesity as a disease is increasing worldwide. In the United States, it is estimated that 56 million adults are obese or clinically obese with a BMI of between 30 and 40. It is further estimated that an additional 12.7 million adults are morbidly obese in the United States, with a BMI greater than 40. Over 600 million people around the world are considered obese.

        According to the Center for Disease Control, there are more than 20 obesity-linked diseases and disorders-known as comorbidities (heart disease, type 2 diabetes, hypertension, and more). Due to these comorbidities, obesity also adds significant cost to healthcare systems around the world. In the United States, it has been reported that the cost of providing healthcare to a person with a BMI of 40 is up to two times the cost of providing the same level of healthcare to a person with a BMI less than 30.

        Traditional obesity intervention has been bariatric surgery (gastric bypass, sleeve gastrectomy and laparoscopic adjustable gastric banding), which today, is mostly performed laparoscopically. Today, based on United States population demographics and reported bariatric procedure volumes, less than 2% of the population eligible for bariatric surgery have a procedure. We believe that the primary detractor from bariatric surgery is patient fear; fear of surgery in general, but more specifically fear associated with the highly-invasive nature of bariatric surgery, permanent anatomical alteration, potential for non-permanent results and the post-operative severe complications that can be associated with bariatric surgery.

Our Strategy

        Our objective is to improve today's obesity-related health problem by facilitating anatomy preserving, less invasive, yet effective, and reversible interventional procedures for obesity through our product offerings. Our "Endo-Bariatrics" products treat obesity with procedures delivered with a flexible endoscope and without traditional surgery. We also offer surgical products, consisting of the Lap-Band and related accessory products that offer long-term weight loss and improvement of co-morbid conditions through a less-invasive, reversible procedure known as laparoscopic adjustable gastric banding ("Gastric Banding").

        Our goal is to be a global leader in providing clinically proven, anatomy preserving and less invasive solutions for cost-effective treatment of chronically obese patients. The key elements of our strategy include:

  •
  Support the continued adoption of our Endo-Bariatric products—Because our Endo-Bariatric products are used by both bariatric surgeons and gastroenterologists, we think that our products have the potential to expand the number of health care professionals that treat obesity which could also grow the overall interventional obesity treatment market. We estimate that approximately 2,000 of the more than 10,000 gastroenterologists in the U.S. today who currently are performing advanced gastrointestinal procedures could also treat obese patients by delivering the interventional procedures enabled by our Endo-Bariatric products. This is in addition to the 2,500 bariatric surgeons in the U.S. We intend to continue to offer medical education opportunities for both bariatric surgeons and gastroenterologists to learn about the safe and effective use of our Endo-Bariatric products. We also think that the interventional procedures enabled by our Endo-Bariatric products are potentially more appealing to eligible patients when compared to surgical options. In particular for Orbera, we intend to support initiatives that improve patient awareness of Orbera and thereby increase product demand and use.

  •
  Continue to deliver innovative products and broaden the product portfolio—We intend to broaden our portfolio of products through internal product development efforts, and will consider acquisitions of products or companies that complement our current business.

  •
  Expand into new markets—We intend to continue to pursue regulatory clearance for our products and improved distribution in key international markets where we believe there is or will be strong market demand for our products.

  •
  Stabilize the sales of our Surgical products—We intend to continue to service and support our network of surgeon customers who continue to achieve positive outcomes with the Lap-Band and remain dedicated to its use.

Apollo Products

Endo-Bariatrics

        The Apollo Endo-Bariatric products consist primarily of the Orbera Intragastric Balloon System and the OverStitch endoscopic suturing system.

  Orbera Intragastric Balloon System

        The Orbera Intragastric Balloon System (the "Orbera System" or "Orbera") is a non-surgical alternative for the treatment of overweight and obese adults. The Orbera System includes a silicone balloon filled with saline after endoscopic transoral placement into the patient's stomach. Once in the patient's stomach, the balloon serves to reduce stomach capacity, causing patients to consume less following the procedure, and delay gastric emptying, the primary mechanisms of action in assisting the patient in losing weight. Placement of the Orbera balloon is temporary and is removed endoscopically, typically, under conscious sedation, within six months after placement. In the United States Orbera is indicated for use for adults within a BMI range of 30 to 40 who have tried other weight loss programs, such as supervised diet and exercise, but who were unable to lose weight and keep it off. Outside the United States, Orbera is also known as the BIB (BioEnterics Intragastric Balloon) System in certain markets. Outside the United States, Orbera is generally indicated for temporary weight loss for patients with a BMI greater than or equal to 27 and BIB is indicated for temporary use for weight loss in obese patients with BMI of 30-39 and also for pre-surgical temporary use in severely obese patients (BMI greater than 40 or a BMI of 35 or greater with comorbidities) in order to reduce surgical risk or for severely obese patients who are otherwise not candidates for obesity surgery.

        Apollo's Intragastric Balloon System was CE marked in May 1997. Orbera is the global market leader among intragastric balloons with access to over 80 countries and more than 220,000 units distributed.

        Following FDA clearance in August 2015, the Orbera System was launched, and we began distribution in the United States. Following the launch of Orbera in the United States, through 2016 we trained more than 800 physicians on the use of Orbera for non-surgical and less-invasive weight loss solutions for patients who suffer from obesity.

        In the U.S. pivotal Orbera clinical trial, a multicenter, prospective, randomized, non-blinded comparative study, patients suffering from obesity with a BMI between 30 and 40 were randomized to treatment or control in a 1:1 ratio. The treatment group underwent placement of the Orbera balloon followed by removal after six months and concurrently participated in a 12-month behavioral modification program. The control group participated in the 12-month behavioral modification program alone. A total of 125 patients were randomized to the treatment group and 130 patients were randomized to the control group. An additional 35 subjects were treated as "run-in" subjects who received a balloon on a non-randomized basis in order for physicians to gain experience with Orbera placement. The findings from the trial included:

  •
  At month six, the treatment group achieved a mean of 38.4% Excess Weight Loss ("EWL").

  •
  Mean TBWL at six months was 10.2% for the treatment group compared to 3.3% TBWL for the control group.

  •
  The treatment group lost 3.1 times as much weight as the control group at six months.

  •
  The treatment group also lost significantly more weight than the control group over the course of the study, and was able to maintain over 70% of weight loss through month twelve, six months after removal of the device.

        There were no unanticipated adverse device effects or deaths reported during the U.S. pivotal trial. There were a total of fourteen device related Serious Adverse Events ("SAEs") reported during the U.S. pivotal study. The procedure related SAEs were also minimal, occurring in three of the 160 implanted subjects. The most frequently occurring SAEs (8 events) were nausea, vomiting, pain and gastroesophageal reflux leading to balloon removal prior to the six month date. The U.S. pivotal trial data established that the Orbera System is safe for its intended use.

  OverStitch Endoscopic Suturing System

        The OverStitch Endoscopic Suturing System ("OverStitch") enables advanced endoscopic procedures by allowing physicians to place full-thickness sutures and secure the approximation of tissue through a dual-channel flexible endoscope. OverStitch is currently the only U.S. cleared flexible endoscopic suturing device capable of full-thickness suturing of tissue. OverStitch is a mechanical suturing device that operates in cooperation with a flexible endoscope and allows a user to access portions of a patient's gastrointestinal tract and place sutures through the full thickness of a patient's tissue using endoscopic visualization. The OverStitch Endoscopic Suture System received United States FDA 510(k) clearance in August 2008 and CE Mark approval in November 2012.

        The functionality of the OverStitch device allows it to be used for a broad number of bariatric (both revisional and primary) and non-bariatric applications. Since its market introduction in 2008, over 16,000 OverStitch units have been sold for procedures worldwide.

        One of the most promising endoscopic weight-loss procedures is endoscopic sleeve gastroplasty ("ESG"), which transorally uses endoscopic suturing with OverStitch to reduce the volume of the stomach, similar to a surgical sleeve gastrectomy procedure without the invasiveness and need for amputation of the gastric remnant. During an ESG, a physician creates a small diameter sleeve similar to a sleeve gastrectomy while offering advantages such as maintaining the structural integrity of the gastric wall, reversibility and reduced costs.

        ESG is a development stage procedure that requires a relatively high level of endoscopic skill. The first multicenter study was presented in May 2016 at Digestive Disease Week, with a recent publication of 24-month follow-up data reported in April 2017 in Obesity Surgery, The Journal of Metabolic Surgery and Allied Care. This was a three center (two in the U.S. and one in Spain) study of medical records of patients who underwent ESG from January 2013 to November 2015. All procedures were performed in a similar fashion using the OverStitch device to place full-thickness sutures to fold in the greater curvature of the stomach, creating a narrow lumenal sleeve with the goal of reducing gastric functional capacity by up to an estimated 80%.

        A total of 248 patients were included in the study. Patient BMI at the start of the study was 37.8, plus or minus 5.6.

  •
  215 patients reached 6-months follow-up and the study reported an average TBWL of 15.2%.

  •
  57 patients reached 24-months follow-up and the study reported an average TBWL of 18.6%.

  •
  There was no significant difference in weight loss between the three centers.

        Five serious adverse events occurred: two perigastric inflammatory fluid collections that resolved with percutaneous drainage and antibiotics, one self-limited hemorrhage from splenic laceration, one pulmonary embolism 72 hours after the procedure, and one pneumoperitoneum and pneumothorax requiring chest tube placement. All five patients recovered fully.

        In the first quarter of 2017, there were 24 active user sites in the U.S. (13 gastroenterologists and 11 bariatric surgeons) and 41 active user sites outside the U.S. (26 gastroenterologists and 15 bariatric surgeons) performing ESG, of which 10 in the U.S. and 11 outside the U.S. performed their first ESG procedures with Overstitch during the first quarter of 2017.

        In addition, OverStitch has application for treating GI defects in both the upper and lower GI tract; including closure of acute perforations and chronic fistulas; inadvertent perforation of the intestines, tissue closure after the removal of abnormal lesions in the esophagus, stomach or colon (also known as endoscopic submucosal dissections and endoscopic mucosal resections) and in the treatment of swallowing disorders (peroral endoscopic myotomy, POEM). It is also used to suture in place esophageal stents in order to prevent their migration. We estimate that approximately 60% of procedures performed with OverStitch are in connection with the treatment of such GI defects.

Surgical

        Our Surgical products consist primarily of the Lap-Band System and accessories used in laparoscopic bariatric surgeries. The Lap-Band System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The Lap-Band System is an adjustable silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure, where the patient is able to go home the day of the procedure without the need for an overnight hospital stay.

        The Lap-Band System has been in use in Europe since 1993 and was CE marked in 1997. FDA approval in the United States was obtained in 2001 and the Lap-Band System has been approved in many countries around the world. More than 800,000 Lap-Band systems have been distributed worldwide.

        The Lap-Band System was approved for use in the United States for patients with BMI greater than or equal to 40 or a BMI greater than or equal to 35 with one or more severe comorbid conditions. In 2011, the United States FDA granted approval for an expanded indication for the Lap-Band System to include patients with a BMI in the range of 30 to 35 and with one or more comorbid conditions. In October 2015, we concluded a multicenter pivotal study detailing five-year outcomes for Lap-Band with patients at the lower BMI range of 30 to 40 which showed:

  •
  sustained long term weight loss over the 5 year period with the average percent TBWL at five-years of 15.9% plus or minus 12.4%, corresponding to 62.7% EWL; and

  •
  a device explant rate of 14.8% which was substantially below the study's safety objective of less than 32.5% at 5 years. Excluding patients who elected to exercise their option to have the band removed at no cost to them on completion of the study, the explant rate was 5.4% at 5 years.

        No unanticipated adverse device effects were reported. All device-related serious adverse events were resolved with all but one resolving without sequelae. The majority of device-related adverse events were mild (53.2%) or moderate (37.2%) in severity. The most common device related adverse events were vomiting (16.4%), gastroesophageal reflux disease (12.1%) and dysphagia (11.5%).

        More than 400 peer-reviewed publications and extensive real-world experience demonstrate that laparoscopic adjustable gastric banding surgery using Lap-Band is a safe and effective treatment option for obesity. Adjustable gastric banding using the Lap-Band System has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss 5 years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that otherwise cover bariatric surgery.

Recent Developments

Preliminary Unaudited Second Quarter 2017 Financial Expectations

        Set forth below are certain preliminary revenue and operating loss estimates for the three months ended June 30, 2017 and our expected cash balance at June 30, 2017. These preliminary results represent our estimates only based on currently available information and do not present all necessary information for an understanding of our financial condition as of June 30, 2017 or our results of operations for the three months ended June 30, 2017. As we complete our quarter-end financial close process and finalize our second quarter 2017 unaudited financial statements, we will be required to make significant judgments in a number of areas. This financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our unaudited financial statements for the quarter ended June 30, 2017 subsequent to the completion of this offering. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the financial information set forth below and those changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with the sections titled "Risk Factors," "Special Note Regarding Forward-Looking Statements," and "Selected Consolidated Financial Data" and with our financial statements, related notes and other financial information incorporated by reference in this prospectus.

  •
  Total GAAP revenue is estimated to be in the range of $16.9 million to $17.1 million for the three months ended June 30, 2017, compared to total GAAP revenue of $17.3 million in the same period in 2016, representing a decrease of 1% to 2%. Total GAAP revenue included $0.3 million of U.S. Orbera starter kit sales in the quarter ended June 30, 2017 compared to $1.1 million in starter kit sales in the same period in 2016, which was a very active quarter for U.S. physician training for Orbera following the product's August 2015 FDA approval. After adjusting for sales of U.S. Orbera starter kits, total non-GAAP revenue is estimated to be in the range of $16.6 million to $16.8 million for the three months ended June 30, 2017 compared to $16.2 million in the same period in 2016, representing an increase of 2% to 4%.

  •
  Total GAAP Endo-Bariatric product sales is estimated to be in the range of $9.4 million to $9.5 million for the three months ended June 30, 2017, compared to $8.4 million in the same period in 2016, representing an increase of 12% to 13%. Total GAAP Endo-Bariatric product sales for the three months ended June 30, 2017 and June 30, 2016 includes U.S. Orbera starter kit sales of $0.3 million and $1.1 million, respectively. Excluding these starter kit sales, total Adjusted Endo-Bariatric product sales increased 25% to 26% over the same period in 2016.

  •
  Total GAAP surgical product sales is estimated to be in the range of $7.3 million to $7.4 million for the three months ended June 30, 2017, compared to $8.8 million in the same period in 2016, representing a decrease of 16% to 17%.

  •
  Total GAAP operating loss is estimated to be in the range of $5.5 million to $6.0 million for the three months ended June 30, 2017, compared to $6.3 million in the same period in 2016, including depreciation and amortization expenses of $2.5 million and $2.3 million, respectively.

  •
  Total cash, cash equivalents and restricted cash is estimated to be $6.2 million as of June 30, 2017.

Non-GAAP Financial Measures

        To supplement our preliminary financial estimates presented on a GAAP basis, we provide certain non-GAAP financial measures including Non-GAAP revenue and Adjusted Endo-Bariatric product sales. Non-GAAP revenue and Adjusted Endo-Bariatric product sales are supplemental measures of our performance that are not required by, and are not determined in accordance with, GAAP. Non-GAAP revenue is defined as total GAAP revenue excluding one-time U.S. Orbera starter kit sales associated with our U.S. Orbera physician training program. Adjusted Endo-Bariatric product sales is defined as GAAP product sales of Orbera and Overstitch excluding one-time U.S. Orbera starter kit sales associated with our U.S. Orbera physician training program. We believe the non-GAAP financial measures included herein are helpful in understanding our past financial performance and evaluating our future results. Reconciliations for each non-GAAP financial measure to its most directly comparable GAAP financial measure follows.

        Reconciliation of GAAP to Non-GAAP Financial Expectations:

	Three Months Ended June 30, 2017 (Estimated)	Three Months Ended June 30, 2016 (Actual)
	(in millions)
Total GAAP Revenue	$16.9 - 17.1	$17.3
U.S. Orbera starter kits	(0.3)	(1.1)

Total Non-GAAP Revenue	$16.6 - 16.8	$16.2

	Three Months Ended June 30, 2017 (Estimated)	Three Months Ended June 30, 2016 (Actual)
	(in millions)
Total GAAP Endo-Bariatric product sales	$9.4 - 9.5	$8.4
U.S. Orbera starter kits	(0.3)	(1.1)

Adjusted Endo-Bariatric product sales	$9.1 - 9.2	$7.3

Corporate Background

        Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. The Company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.

        In December 2013, we entered into an asset purchase agreement to acquire the obesity intervention division of Allergan, Inc. In conjunction with this purchase agreement, we entered into several agreements whereby Allergan agreed to provide manufacturing and distribution support over a two year period as we established our own manufacturing and worldwide distribution capabilities.

        Since December 2013, we have established capabilities and transferred responsibility for a variety of activities related to the acquired Allergan business. Significant milestones during the transition period include:

  •
  transfer of United States sales force in December 2013;

  •
  transfer of United States distribution in September 2014;

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  transfer of Europe, Canada and Australia sales force and distribution in November 2014;

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  transfer of most worldwide regulatory activities in December 2014;

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  transfer of product surveillance activities in October 2015;

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  transfer of Brazilian sales and distribution activities in November 2015; and

  •
  start of Costa Rica manufacturing operations in June 2016.

        As a result of these transition activities, we established offices in England, Australia, Italy and Brazil that oversee regional sales and distribution activities outside the United States; a manufacturing facility in Costa Rica; and a device analysis lab in California. All other activities are managed and operated from our facilities in Austin, Texas.

        In December 2016, we completed our business combination with Lpath, Inc., a publicly traded company ("Lpath"), in accordance with the terms of an agreement and plan of merger and reorganization, dated September 8, 2016 (the "Merger"). Following the Merger, Lpath was renamed "Apollo Endosurgery, Inc." and our common stock began trading on the NASDAQ Global Market under the symbol "APEN."

        "LapBand", "Orbera", "OverStitch", the Apollo logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

        Our principal executive offices are located at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Our telephone number is (512) 279-5100. Our corporate website address is www.apolloendo.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

 THE OFFERING

Common stock offered	3,500,000 shares
Common stock to be outstanding after this offering	14,198,210 shares, (or 14,723,210 shares if the underwriters exercise their option to purchase additional shares in full)
Option to purchase additional shares	We may sell up to 525,000 additional shares of common stock if the underwriters exercise their option to purchase additional shares in full.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $24.3 million, or approximately $27.9 million if the underwriters exercise their option to purchase additional shares in full, at an assumed public offering price of $7.45 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017, after deducting the underwriting discount and offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, for general corporate purposes, including helping support the adoption of our Endo-Bariatric products, developing new product offerings and expanding into new markets. See the section titled "Use of Proceeds."

Risk factors

See "Risk Factors" beginning on page 12 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our common stock.

NASDAQ Global Market symbol	"APEN"

        Certain of our existing stockholders and their affiliated entities, including our directors and executive officers, and stockholders affiliated with certain of our directors, have submitted indications of interest to purchase an aggregate of up to approximately $14.0 million in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to these persons, and these persons may determine to purchase more, fewer or no shares in this offering.

        The number of shares of common stock to be outstanding after this offering is based on 10,698,210 shares of common stock outstanding as of March 31, 2017, and excludes:

  •
  1,146,196 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.11 per share; and

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  252,021 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.99 per share.

        Subsequent to March 31, 2017, and through the date of this prospectus, we granted stock options to purchase 475,505 shares of our common stock with an exercise price of $6.50 per share and restricted stock units for 39,348 shares of common stock.

        In addition, at our Annual Meeting of Stockholders held on June 9, 2017, our stockholders approved our 2017 Equity Incentive Plan and the initial reservation of an aggregate of 1,000,000 shares thereunder, which will increase automatically on January 1st of each year, for a period of up to ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year; provided, however that our board of directors or compensation committee may choose to reduce or eliminate such planned increase in any given year. The 2017 Equity Incentive Plan replaced our 2016 Equity Incentive Plan and the Lpath Amended and Restated 2005 Equity Incentive Plan, and no further awards will be granted under those plans.

        Unless otherwise stated, information in this prospectus assumes:

  •
  no exercise of outstanding options or warrants; and

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  no exercise by the underwriters of their option to purchase additional shares.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the summary selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 24, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the SEC on May 4, 2017, and the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus. The summary selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the selected consolidated financial data included in this prospectus and the consolidated financial statements and related notes incorporated by reference in this prospectus.

        The following consolidated statements of operations and comprehensive loss data for the years ended December 31, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statements of operations and comprehensive loss data for the three months ended March 31, 2017 and 2016 and the consolidated balance sheet data as of March 31, 2017 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results of interim periods are not necessarily indicative of the results for an entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands)
Consolidated Statements of Operations and Comprehensive Loss Data:
Revenues	$14,622	$16,277	$64,868	$67,790
Cost of sales	5,096	4,909	25,255	20,510
Gross margin	9,526	11,368	39,613	47,280
Total operating expenses	16,337	14,389	60,374	63,963
Loss from operations	(6,811)	(3,021)	(20,761)	(16,683)
Interest expense, net	1,481	2,826	18,168	10,036
Other expense (income)	(125)	58	1,851	663
Net loss	(8,217)	(6,004)	(41,167)	(27,431)

	March 31,	As of December 31,
	2017	2016	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$9,234	$20,041	$22,586
Total assets	88,574	102,124	105,188
Long-term debt	32,882	39,427	49,305
Total liabilities	54,101	59,707	94,019
Redeemable preferred stock	—	—	144,937
Total stockholders' equity (deficit)	34,473	42,417	(133,768)
Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	88,574	102,124	105,188

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus before making a decision to invest in shares of our common stock. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have incurred significant operating losses since inception and may not be able to achieve profitability.

        We have incurred net losses since our inception in 2005. For the years ended December 31, 2016 and 2015, we had net losses of $41.2 million and $27.4 million, respectively. As of December 31, 2016, we had an accumulated deficit of $149.7 million. To date, we have financed our operations primarily through private placements of our equity securities, certain debt-related financing arrangements and from sales of our products. We have devoted substantially all of our resources to the acquisition of products, the research and development of products, sales and marketing activities and clinical and regulatory initiatives to obtain approvals for our products. Our ability to generate sufficient revenue from our existing products, and to transition to profitability and generate consistent positive cash flows is uncertain. We may need to raise additional funds in the future, and such funds may not be available on a timely basis, or at all. We expect that our operating expenses may increase as we continue to build our commercial infrastructure, develop, enhance and commercialize our products and incur additional costs associated with being a public company. As a result, we may incur operating losses for the foreseeable future and may never achieve profitability.

Our long-term growth depends on our ability to successfully develop the Endo-Bariatric market and successfully commercialize our Endo-Bariatric products.

        It is important to our business that we continue to build a market for Endo-Bariatric procedures within the bariatric market. The bariatric market is traditionally a surgical market. Our Endo-Bariatric products offer non-surgical and less-invasive weight loss solutions and technology that enable new options for physicians treating their patients who suffer from obesity. However, this is a new market and developing this market is expensive and time-consuming and may not be successful due to a variety of factors including lack of physician adoption, patient demand, or both. Even if we are successful in developing additional products in the Endo-Bariatric market, the success of any new product offering or enhancement to an existing product will depend on several factors, including our ability to:

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  properly identify and anticipate physician and patient needs;

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  effectively train physicians on how to use our products and achieve good patient outcomes;

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  effectively communicate with patients and educate them on the benefits of Endo-Bariatric procedures;

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  influence procedure adoption in a timely manner;

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  develop clinical data that demonstrate the safety and efficacy of the procedures that use our products;

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  obtain the necessary regulatory clearances or approvals for new products or product enhancements;

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  be FDA-compliant with marketing of new devices or modified products;

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  receive adequate coverage and reimbursement for procedures performed with our products; and

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  successfully train the sales and marketing team to effectively support our market development efforts.

        If we are unsuccessful in developing and commercializing the Endo-Bariatric market, our ability to increase our revenue will be impaired.

Adverse U.S. and international economic conditions may reduce consumer demand for our products, causing our sales and profitability to suffer.

        Adverse economic conditions in the U.S. and international markets may negatively affect our revenues and operating results. Our Endo-Bariatric products, such as the Orbera managed weight loss system, have limited reimbursement, and in most cases is not reimbursable by governmental or other health care plans and instead are partially or wholly paid for directly by patients. The gastric banding procedure that uses our LapBand system is generally covered by most insurance programs that cover bariatric procedures, however, a gastric banding procedure is an elective procedure and may also require significant co-pay and other out of pocket expenses by the patient. Sales of our products may be negatively affected by adverse economic conditions impacting consumer spending, including among others, increased taxation, higher unemployment, lower consumer confidence in the economy, higher consumer debt levels, lower availability of consumer credit, higher interest rates and hardships relating to declines in the housing and stock markets which have historically caused consumers to reassess their spending choices and reduce their likelihood to pursue elective surgical procedures. Any reduced consumer demand due to adverse economic or market conditions could have a material adverse effect on our business, cause sales and profitability to suffer, reduce operating cash flow and result in a decline in the price of our common stock. Adverse economic and market conditions could also have a negative impact on our business by negatively affecting the parties with whom we do business, including among others, our business partners, creditors, third-party contractors and suppliers, causing them to fail to meet their obligations to us.

Our future growth depends on physician adoption and recommendation of procedures utilizing our products.

        Our ability to sell our products depends on the willingness of our physician customers to adopt our products and to recommend corresponding procedures to their patients. Physicians may not adopt our product unless they determine that they have the necessary skills to use our products and based on their own experience, clinical data and published peer-reviewed research that our products provide a safe and effective treatment option. Even if we are able to raise favorable awareness among physicians, physicians may be hesitant to change their medical treatment practices and may be hesitant to recommend procedures that utilize our products for a variety of reasons, including:

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  existing preferences for competitor products or with alternative medical procedures and a general reluctance to change to or use new products or procedures;

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  lack of experience with our products;

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  time and skill commitment that may be necessary to gain familiarity with a new product or new treatment;

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  a perception that our products are unproven or experimental;

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  reluctance for a related hospital or healthcare facility to approve the introduction of a new product or procedure;

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  a preference for an alternative procedure that may afford a physician or a related hospital or healthcare facility greater remuneration;

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  development of new weight loss treatment options, including pharmacological treatments, that are less costly, less invasive, or more effective.

Our future growth depends on patient awareness of and demand for procedures that use our products.

        The procedures that utilize our products are generally elective in nature and demand for our products is driven significantly by patient awareness and preference for the procedures that use our products. We educate patients about our products and related procedures through various forms of media. However, the general media, social media and other forms of media outside of our control as well as competing organizations may distribute information that is unfavorable to our products and related procedures. If patient awareness and preference for procedures is not sufficient or is not positive, our future growth will be impaired. In addition, our future growth will be impacted by the level of patient satisfaction achieved from procedures that use our products. If patients who undergo treatment using our product are not satisfied with their results, our reputation and that of our products may suffer. Even if we are able to raise favorable awareness among patients, patients may be hesitant to proceed with a medical treatment for various reasons including:

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  perception that our products are unproven or experimental;

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  reluctance to undergo a medical procedure;

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  reluctance of a prospective patient to commit to long term lifestyle changes;

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  previous long term failure with other weight loss programs;

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  out of pocket cost for an elective procedure; and

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  alternative weight loss treatments that are perceived to be more effective or less expensive.

We may not be able to successfully introduce new products to the market in a timely manner.

        Our future financial performance will depend in part on our ability to develop and manufacture new products or to acquire new products in a cost-effective manner, to introduce these products to the market on a timely basis and to achieve market acceptance of these products. Factors which may result in delays of new product introductions include capital constraints, research and development delays, lack of personnel with sufficient experience or competence, delays in acquiring regulatory approvals or clearances or delays in closing acquisition transactions. Future product introductions may fail to achieve expected levels of market acceptance including physician adoption, patient awareness or both. Factors impacting the level of market acceptance include the timeliness of our product introductions, the effectiveness of medical education efforts, the effectiveness of patient awareness and educational activities, successful product pricing strategies, available financial and technological resources for product promotion and development, the ability to show clinical benefit from future products and the availability of coverage and reimbursement for procedures that use future products.

If we are unable to manage and maintain our direct sales and marketing organizations, we may not be able to generate anticipated revenue.

        Our operating results are directly dependent upon the sales and marketing efforts of our employees. If our direct sales representatives fail to adequately promote, market and sell our products, our sales may suffer. In order to generate our anticipated sales, we will need to maintain a qualified and well trained direct sales organization. As a result, our future success will depend largely on our ability to hire, train, retain and motivate skilled sales managers and direct sales representatives. Because of the competition for their services, we cannot assure you we will be able to hire and retain direct sales representatives on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales representatives would prevent us from expanding our business and generating sales. Additionally, new hires require training and take time before they achieve full productivity. If we fail to train new hires adequately, new hires may not become as productive as may be necessary to maintain or increase our sales and we may not be able to effectively commercialize our products, which would adversely affect our business, results of operations and financial condition.

Our long-term growth and our cash flows depend on the ability to stabilize revenue from the sale of our surgical products.

        Our surgical products consist of the Lap-Band System and related laparoscopic accessories. In the past two years, the majority of our revenue has come from our surgical products. Revenue from the surgical product portfolio has been decreasing over several years due to a shift in procedure mix to bariatric stapling procedures such as sleeve gastrectomy or gastric bypass procedures. It is important to our long-term growth and our cash flow to stabilize revenue from our surgical product business so that the decline of our surgical products business does not offset growth from other parts of our business.

        There can be no assurance that we will be able to stabilize the declining revenue for our surgical products. Our surgical product revenue in 2016 was $32.5 million, compared with $47.6 million in 2015.

We are dependent on certain suppliers and supply disruptions could materially adversely affect our business and future growth.

        If the supply of materials from our suppliers were to be interrupted, replacement or alternative sources might not be readily obtainable. In particular, the products which together comprise our OverStitch Endoscopic Suturing System are sourced from a variety of suppliers and these suppliers further depend on many component providers. As OverStitch sales increase, we have experienced times of temporary supply disruption for a variety of reasons and this has caused delays in our fulfillment of customer orders. However, if such a condition were to persist, our business could suffer as our reputation with customers could be damaged and eventually could lead to reduced future demand for our products. An inability to continue to source materials or components from any of our suppliers could be due to reasons outside of our direct control, such as regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages at the supplier and unexpected demands or quality issues.

        If we are required to replace a vendor, a new or supplemental filing with applicable regulatory authorities may be required before the product could be sold with a material or component supplied by a new supplier. The regulatory approval process may take a substantial period of time and we cannot assure investors that we would be able to obtain the necessary regulatory approval for a new material to be used in products on a timely basis, if at all. This could create supply disruptions that would materially adversely affect our business. For example, in instances where we are changing our supplier of a key component of a product, we will need to ensure that we have sufficient supply of the component while the change is reviewed by regulatory authorities.

        We are dependent on warehouses and service providers in the U.S., Brazil, Australia and the Netherlands for product logistics, order fulfillment and distribution support that are owned and operated by third parties. Our ability to supply products to our customers in a timely manner and at acceptable commercial terms could be disrupted or continue to be disrupted by factors such as fire, earthquake or any other natural disaster, work stoppages or information technology system failures that occur at these third party warehouse and service providers.

It is difficult to forecast future performance, which may cause operational delays or inefficiency.

        We create internal operational forecasts to determine requirements for components and materials used in the manufacture of our products and to make production plans. Our limited operating history and commercial experience may make it difficult for us to accurately predict future production requirements. If we forecast inaccurately, this may cause us to have shortfalls or backorders that may negatively impact our reputation with customers and cause them to seek alternative products, or could lead us to have excessive inventory, scrap or similar operational and financial inefficiency that could harm our business.

We compete or may compete in the future against other companies, some of which have longer operating histories, more established products and greater resources, which may prevent us from achieving significant market penetration or improved operating results.

        Our industry is highly competitive, subject to change and significantly affected by new product introductions and activities of other industry participants. Many of the companies developing or marketing bariatric surgical products are large divisions of publicly-traded companies including the Ethicon division of Johnson & Johnson and the Covidien division of Medtronic PLC. In addition, there are several other publicly-traded or privately-held companies with whom we compete, including Obalon Therapeutics, Inc., Reshape Medical, Inc., Spatz Laboratories, Cousins BioTech and Medical Innovation Development ("Midband"). These companies may enjoy several competitive advantages, including:

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  greater financial and human capital resources;

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  significantly greater name recognition;

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  established relationships with physicians, referring physicians, customers and third-party payors;

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  additional lines of products, and the ability to offer rebates or bundle products to offer greater discounts or incentives to gain a competitive advantage; and

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  established sales, marketing and worldwide distribution networks.

        If another company successfully develops an approach for the treatment of obesity that is less invasive or more effective than our current product offerings, including pharmacological treatment options, sales of our products would be significantly and adversely affected.

We may be unable to manage our growth effectively.

        Our integration of the obesity intervention business of Allergan has provided, and our future growth may create, challenges to our organization. From the acquisition date of December 2, 2013, to December 31, 2016, the number of our employees increased from 50 to 193. In the future, should we grow, we expect to incrementally hire and train new personnel and implement appropriate financial and managerial controls, systems and procedures in order to effectively manage our growth. As a public company, we will need to further expand our financial and potentially other resources to support our public company reporting and related obligations. If we fail to manage these challenges effectively, our business could be harmed.

We face the risk of product liability claims that could be expensive, divert management's attention and harm our reputation and business. We may not be able to maintain adequate product liability insurance.

        Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices and drug products. This risk exists even if a device or product is approved or cleared for commercial sale by the FDA and manufactured in facilities regulated by the FDA, or an applicable foreign regulatory authority. Our products and product candidates are designed to affect important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our products or our product candidates could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our products cause, or merely appear to or are alleged to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against it. Product liability claims may be brought against us by consumers, health care providers or others selling or otherwise coming into contact with our products or product candidates, among others. If we cannot successfully defend ourself against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

  •
  litigation costs;

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  distraction of management's attention from our primary business;

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  the inability to commercialize our products or, if approved or cleared, our product candidates;

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  decreased demand for our products or, if approved or cleared, product candidates;

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  impairment of our business reputation;

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  product recall or withdrawal from the market;

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  withdrawal of clinical trial participants;

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  substantial monetary awards to patients or other claimants; or

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  loss of revenue.

        While we may attempt to manage our product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have an adverse effect on our business.

        In addition, although we maintain product liability and clinical study liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

The misuse or off-label use of our products may harm our image in the marketplace, result in injuries that lead to product liability suits or result in costly investigations and sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

        The products we currently market have been approved or cleared by the FDA for specific indications. We train our marketing and direct sales force to not promote our products for uses outside of the FDA-approved or cleared indications for use, known as "off-label uses." We cannot, however, prevent a physician from using our products off-label, when in the physician's independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those approved or cleared by the FDA or any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. Additionally, physicians or hospitals may misuse our products by disregarding the expiration labeling of a product. Use of an expired product could increase risk of injury to a patient or otherwise harm our reputation among physicians and patients.

        Physicians may also misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management's attention from our core business, be expensive to defend, and result in sizable damage awards against us that may not be covered by insurance. In addition, if the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject the Company to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business and results of operations and cause our stock price to decline.

If our facilities or the facility of a supplier become inoperable, we will be unable to continue to research, develop, manufacture and commercialize our products and, as a result, our business will be harmed.

        We do not have redundant facilities. We perform substantially all of our manufacturing in a single location in Costa Rica. Our manufacturing facility and equipment would be costly to replace and would require substantial lead time to repair or replace. The manufacturing facility may be harmed or rendered inoperable by natural or man-made disasters, including, but not limited to, flooding, fire, earthquakes, volcanic activity and power outages, which may render it difficult or impossible for us to perform our research, development, manufacturing and commercialization activities for some period of time. The inability to perform those activities, combined with our limited inventory of reserve raw materials and finished product, may result in the inability to continue manufacturing our products during such periods and the loss of customers or harm to our reputation. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

        We depend on information technology systems for the efficient functioning of our business, including but not limited to accounting, data storage, compliance, sales operations and inventory management. A number of information technology systems in use to support our business operations are owned and/or operated by third-party service providers over whom we have no or very limited control, and upon whom we have to rely to maintain business continuity procedures and adequate security controls to ensure high availability of their information technology systems and to protect our proprietary information.

        While we will attempt to mitigate interruptions, we may experience difficulties in implementing and maintaining a resilient enough information technology infrastructure which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the current implementation of our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

        We are increasingly dependent on sophisticated information technology for our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a materially adverse effect on our business. For example, third parties may attempt to hack into our information systems and may obtain our proprietary information.

Fluctuations in insurance costs and availability could adversely affect our profitability or our risk management profile.

        We hold a number of insurance policies, including product liability insurance, directors' and officers' liability insurance, general liability insurance, property insurance and workers' compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. If we operate our business without insurance, we could be responsible for paying claims or judgments against us that would have otherwise been covered by insurance, which could adversely affect our results of operations or financial condition.

Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified personnel.

        We believe that our continued success depends to a significant extent upon our efforts and ability to retain highly qualified personnel. All of our officers and other employees are at-will employees, and therefore may terminate employment with us at any time with no advance notice. The replacement of any of our key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and would harm our business.

        Many of our employees have become or will soon become vested in a substantial amount of stock or number of stock options. Our employees may be more likely to leave the Company if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly below the market price of our common stock. Further, our employees' ability to exercise those options and sell their stock in a public market may result in a higher than normal turnover rate. We do not carry any "key person" insurance policies.

Risks Related to Regulatory Review and Approval of Our Products

Our products are subject to extensive regulation by the FDA, including the requirement to obtain premarket approval and the requirement to report adverse events and violations of the FDC Act that could present significant risk of injury to patients. Even though we have received FDA approval of our PMA applications and 510(k) clearances to commercially market our products, we will continue to be subject to extensive FDA regulatory oversight.

        Our products are subject to extensive regulation by the FDA and various other federal, state and foreign governmental authorities. Although FDA has granted PMA approval for our class III products, holding those approvals in good standing requires ongoing compliance with FDA reporting requirements and conditions of approval including the completion of lengthy and expensive post market approval studies. Despite the time, effort and cost required to obtain approval, there can be no assurance that we will be able to meet all FDA requirements to maintain our PMA approvals or that circumstances outside of our control may cause the FDA to withdraw our PMA approvals.

        Although the FDA has granted 510(k) clearances for our Class II products, any modification to or deviation (including changes to design, manufacturing, materials, packaging and sterilization) that may affect the safety or effectiveness of a product or that constitute a new or major change in its intended use, may require a new 510(k) clearance or, depending upon the modification, could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with the manufacturer's determination. If the FDA disagrees with our determination regarding the appropriateness of an action taken following the modification of an existing 510(k) cleared product, the FDA can require us to cease manufacturing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. In addition, FDA can impose regulatory fines or penalties for failure to undertake what FDA considers to be the appropriate action. With respect to modified 510(k) cleared products, there can be no assurance that 510(k) clearance or PMA applications for modified products will be approved or that FDA will agree with our determination that certain modifications do not require a new 510(k) clearance or a PMA application.

        Our marketed products are subject to Medical Device Reporting, or MDR, obligations, which require that it report to the FDA any incident in which our products may have caused or contributed to a death or serious injury, or in which our products malfunctioned and, if the malfunction were to recur, it could likely cause or contribute to a death or serious injury. Adverse Events related to our products reported from any region in the world must be assessed for MDR reportability if the subject device is approved in the U.S. at the time the event occurred. As of August 5, 2015 (date of the Orbera system PMA approval), any Adverse Event related to the Orbera system reported from any region in the world must be assessed for MDR reportability to FDA. If these reports are not filed timely, regulators may impose sanctions and sales of our products may suffer, and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business.

        If we initiate a correction or removal for one of our devices, issue a safety alert or undertake a field action or recall to reduce a risk to health posed by the device or to address a violation of the United States Food, Drug and Cosmetic Act, we would be required to submit a publicly available Correction and Removal report to the FDA and in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a device recall, which could lead to increased scrutiny by the FDA, other international regulatory agencies and our customers regarding the quality and safety of our devices and to negative publicity, including FDA alerts, press releases or administrative or judicial enforcement actions. Furthermore, the submission of these reports has been and could be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders and would harm our reputation.

        We are also required to keep internal records of any actions we take to correct a device or to address a violation that presents a risk to health. FDA may review these records and disagree with our risk determination or actions, and request that we retrospectively submit a notice of correction and removal.

        The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

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  adverse publicity, warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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  repair, replacement, refunds, recalls, termination of distribution, administrative detention or seizures of our products;

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  operating restrictions, partial suspension or total shutdown of production;

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  customer notifications or repair, replacement or refunds;

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  refusing our requests for 510(k) clearance or PMA approvals or foreign regulatory approvals of new products, new intended uses or modifications to existing products;

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  withdrawals of current 510(k) clearances or PMAs or foreign regulatory approvals, resulting in prohibitions on sales of our products;

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  FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

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  criminal prosecution.

        Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, results of operations and financial condition.

If we fail to comply with U.S. federal and state healthcare regulatory laws, we could be subject to penalties, including, but not limited to, administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in governmental healthcare programs and the curtailment of our operations, any of which could adversely impact our reputation and business operations.

        There are numerous U.S. federal and state healthcare regulatory laws, including, but not limited to, anti-kickback laws, false claims laws, privacy laws and transparency laws. Our relationships with healthcare providers and entities, including but not limited to, physicians, hospitals, ambulatory surgery centers, group purchasing organizations and our international distributors are subject to scrutiny under these laws. Violations of these laws can subject us to penalties, including, but not limited to, administrative, civil and criminal penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs and the curtailment of our operations. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect our ability to operate include, but are not limited to:

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  the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid;

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  the federal civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent; knowingly making using, or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government; or knowingly making, using, or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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  the federal criminal False Claims Act, which imposes criminal fines or imprisonment against individuals or entities who make or present a claim to the government knowing such claim to be false, fictitious or fraudulent;

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  the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented, a claim to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent;

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  the federal Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their business associates that perform services for them that involve individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization, including mandatory contractual terms as well as directly applicable privacy and security standards and requirements;

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  the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections;

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  the federal Foreign Corrupt Practices Act of 1997, which prohibits corrupt payments, gifts or transfers of value to foreign officials; and

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  foreign or U.S. state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

        While we do not submit claims and our customers make the ultimate decision on how to submit claims, from time-to-time, we may be asked for reimbursement guidance by our customers. If a government authority were to conclude that we provided improper advice to our customers or encouraged the submission of false claims for reimbursement, we could face action against us by government authorities. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations and financial condition.

        We have entered into consulting agreements with physicians, including some who influence the ordering of and use our products in procedures they perform. While we believe these transactions were structured to comply with all applicable laws, including state and federal anti-kickback laws, to the extent applicable, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. The medical device industry's relationship with physicians is under increasing scrutiny by the Department of Health and Human Services Office of Inspector General ("OIG"), the Department of Justice ("DOJ"), state attorneys general, and other foreign and domestic government agencies. Our failure to comply with laws, rules and regulations governing our relationships with physicians, or an investigation into our compliance by the OIG, DOJ, state attorneys general and other government agencies could significantly harm our business.

        Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities, including our relationships with healthcare providers and entities, including, but not limited to, physicians, hospitals, ambulatory surgery centers, group purchasing organizations and our independent distributors and certain sales and marketing practices, including the provision of certain items and services to our customers, could be subject to challenge under one or more of such laws.

        To enforce compliance with the healthcare regulatory laws, federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time and resource consuming and can divert management's attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may have to agree to onerous additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

        In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting off-label uses of their products. Pursuant to FDA regulations, we can only market our products for cleared or approved uses. Although physicians are permitted to use medical devices for indications other than those cleared or approved by the FDA in their professional medical judgment, we are prohibited from promoting products for off-label uses. We market our products and provide educational and promotional materials and training programs to physicians regarding the use of our products. If it is determined that our business activities, including our marketing, educational and promotional materials or training programs constitute promotion of unapproved uses, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure and criminal penalty.

        In certain cases, actions to pursue claims under the False Claims Act may be brought by private individuals on behalf of the government. These lawsuits are known as "qui tam" actions and the individuals bringing such suits, sometimes known as "relators" or, more commonly, "whistleblowers" may share in any amounts paid by the entity to the government in fines or settlement. In March 2017, we were informed by the Department of Justice that the Company is a subject in a federal False Claims Act investigation. The government's investigation concerns whether there has been or is a violation of the False Claims Act, 31 U.S.C. § 3729 et. seq. related to our marketing of the Lap-Band System, including the web-based physician locator provided on our website Lap-Band.com. We believe the investigation covers the period before and after our acquisition of the obesity intervention division of Allergan, Inc. in December 2013. We are cooperating fully with the investigation, but we cannot predict the outcome of the investigation or the effect of the findings of the investigation on our business, but it is possible that the foregoing matter could result in a material adverse effect on our business, reputation, results of operation and financial condition.

        In addition, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The ACA's provision commonly referred to as the Physician Payment Sunshine Act imposes annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer's failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1.0 million per year for "knowing failures." Manufacturers must submit reports by the 90th day of each calendar year. Due to the difficulty in complying with the Physician Payment Sunshine Act, we cannot assure you that we will successfully report all payments and transfers of value provided by us, and any failure to comply could result in significant fines and penalties. Some states, such as California and Connecticut, also mandate implementation of commercial compliance programs, and other states, such as Massachusetts and Vermont, impose restrictions on device manufacturer marketing practices and tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance and reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

        Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

        Most of these laws apply to not only the actions taken by us, but also actions taken by our distributors. We have limited knowledge and control over the business practices of our distributors, and we may face regulatory action against us as a result of their actions which could have a material adverse effect on our reputation, business, results of operations and financial condition.

        In addition, the scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal or state regulatory authorities might challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations and financial condition. Any state or federal regulatory review of the Company, regardless of the outcome, would be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, whether or not retroactive.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay and the number of procedures performed using our products, which could have an adverse effect on our business.

        All third-party payors, whether governmental or commercial, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost-control methods include prospective payment systems, bundled payment models, capitated arrangements, group purchasing, benefit redesign, pre-authorization processes and requirements for second opinions prior to major surgery. These cost-control methods also potentially limit the amount that healthcare providers may be willing to pay for medical devices. Therefore, coverage or reimbursement for medical devices may decrease in the future.

        Federal and state governments in the United States have enacted legislation to overhaul the nation's healthcare system that has resulted in increased government price controls, additional regulatory mandates and other measures designed to constrain medical costs. President Trump ran for office on a platform that supported the repeal of the ACA and one of his first actions after his inauguration was to sign an Executive Order commanding federal agencies to try to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that impose fiscal or regulatory burdens on states, individuals, families, the health-care industry and others. The Order also declares that the administration will seek the "prompt repeal" of the law and that the government should prepare to "afford the states more flexibility and control to create a more free and open healthcare market." At this time, it is not clear whether the ACA will be repealed in its entirety, whether it will be replaced in whole or in part by another plan, and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the ACA. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payors are willing to pay. These changes could result in reduced demand for our product candidates once approved or additional pricing pressures, and may adversely affect our operating results.

        Further, from time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. In cases where the cost of certain of our products are recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed or paid directly by the patient, these updates could directly impact the demand for our products. We cannot predict how pending and future healthcare legislation will impact our business, and any changes in coverage and reimbursement that further restricts coverage of our products or lowers reimbursement for procedures using our products could materially affect our business.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

        From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

        For example, in December of 2016, the 21st Century Cures Act was enacted into law. The Act includes many provisions that impact the regulation of medical devices. For example, the Act includes provisions regarding, among other things:

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  Expediting the development and prioritizing FDA review of "breakthrough" technologies

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  Expanding the scope of diseases/conditions eligible for a humanitarian device exemption

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  Encouraging FDA to rely more on real-world evidence to demonstrate device safety and effectiveness

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  Requiring additional validation data prior to marketing certain reusable medical devices

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  Streamlining the review process for combination products

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  Making certain types of low-risk software functions, not generally subject to regulation, as medical devices

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  Emphasizing the least burdensome standard for device reviews

        Moreover, a new President of the United States, as well as many members of the U.S. Congress were elected on November 8, 2016. The policies of the new administration and their impact on the regulation of our products in the United States are uncertain. The outcome of this election could result in significant legislative and regulatory reforms impacting the FDA's regulation of our products. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

If we materially modify our FDA-approved or cleared products, we may need to seek and obtain new approvals or clearances, which, if not granted, would prevent us from selling our modified products.

        A component of our strategy is to continue to modify and upgrade our products. Medical devices can be marketed only for the indications for which they are approved or cleared. FDA grants approvals or clearances based on the product information (e.g., design specifications, component suppliers / materials, manufacturing and quality control processes) provided for review in support of the 510(k) or PMA submission. We may not be able to obtain additional regulatory approvals or clearances for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future approvals or clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and potential future profitability. If we determine that a modification to a product does not require any additional approval or clearance, the FDA can review such decision and may disagree with our determination. The FDA may require a new 510(k) clearance or PMA approval, may require us to cease manufacturing or recall the modified product and may impose significant fines or penalties that would harm our business and reputation.

Our international operations present certain legal and operating risks, which could adversely impact our business, results of operations and financial condition.

        We currently operate in the U.S., Canada, Brazil, Costa Rica, Australia and key European markets and our products are approved for sale in over 80 different countries; our activities are subject to U.S. and foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance.

        Other laws and regulations that can significantly impact the Company include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws and economic sanctions laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant costs and disruption of business associated with an internal and/or government investigation, criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

        Our international operations present the same risks as presented by our United States operations plus unique risks inherent in operating in foreign jurisdictions. These unique risks include:

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  foreign regulatory approval which could result in delays leading to possible insufficient inventory levels;

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  foreign currency exchange rate fluctuations;

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  reliance on sales people and distributors;

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  pricing pressure that we may experience internationally;

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  competitive disadvantage to competitors who have more established business and customer relationships in a given market;

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  reduced or varied intellectual property rights available in some countries;

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  economic instability of certain countries;

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  the imposition of additional U.S. and foreign governmental controls, regulations and laws;

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  changes in duties and tariffs, license obligations, importation requirements and other non-tariff barriers to trade;

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  scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on the Company; and

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  laws and business practices favoring local companies.

        If we experience any of these events, our business, results of operations and financial condition may be harmed.

If we or our suppliers fail to comply with ongoing FDA or foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

        Any product for which we obtain approval or clearance, and the manufacturing processes, reporting requirements, post-market clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party suppliers are required to comply with the QSR. The QSR covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we, or our manufacturers, fail to adhere to QSR requirements in the United States or experience delays in obtaining necessary regulatory approvals or clearances, this could delay production of our products and lead to fines, difficulties in obtaining regulatory approvals or clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

        In addition, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by the Company or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the following enforcement actions:

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  untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

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  unanticipated expenditures to address or defend such actions;

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  customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

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  operating restrictions, partial suspension or total shutdown of production;

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  refusing or delaying our requests for regulatory approvals or clearances of new products or modified products;

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  withdrawing PMA approvals that have already been granted;

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  refusal to grant export approval for our products; or

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  criminal prosecution.

        Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in a failure to produce our products on a timely basis and in the required quantities, if at all.

        Our products and operations are required to comply with standards set by foreign regulatory bodies, and those standards, types of evaluation and scope of review differ among foreign regulatory bodies. If we fail to comply with any of these standards adequately or if changes to our manufacturing or supply practices require additional regulatory approval, a foreign regulatory body may take adverse actions or cause delays within their jurisdiction similar to those within the power of the FDA. Any such action or circumstance may harm our reputation and business, and could have an adverse effect on our business, results of operations and financial condition.

Our products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

        The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in their respective jurisdictions in the event of material deficiencies or defects in the design or manufacture of our products. We may, under our own initiative, recall a product if any material deficiency in our products is found. The FDA requires that recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by the Company or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost- effective and timely manner in order to meet our customers' demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require that we report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. For example, two fluid filled intragastric balloons, including our Orbera System, have been the subject of an FDA announcement that a) adverse event reports of spontaneous inflation and, in separate instances, b) adverse event reports of an occurrence of acute pancreatitis have been received. If these adverse events occur more frequently or other serious adverse effects are detected in fluid filled intragastric balloons, our product may be subject to adverse FDA action, which could harm our business. In addition, the FDA could take enforcement action for failing to report any recalls when they were conducted.

If the third parties on which we rely to conduct our clinical trials and to assist us with post market studies do not perform as contractually required or expected, we may not be able to maintain regulatory approval for our products.

        We often must rely on third parties, such as medical institutions, clinical investigators, contract research organizations and contract laboratories to conduct our clinical trials and provide data or prepare deliverables for our PMA post market studies required to support our PMA approvals. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to applicable clinical protocols or regulatory requirements or for other reasons, our clinical activities or clinical trials may be extended, delayed, suspended or terminated, and we may be at risk of losing our regulatory approvals, which could harm our business.

Our operations involve the use of hazardous and toxic materials, and we must comply with environmental laws and regulations, which can be expensive, and may affect our business and operating results.

        We are subject to a variety of federal, state and local regulations relating to the use, handling, storage, disposal and human exposure to hazardous materials. Liability under environmental laws can be joint and several and without regard to comparative fault, and environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could harm our business. Although we believe that our activities conform in all material respects with environmental laws, there can be no assurance that violations of environmental and health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of fines, third-party property damage and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations. We also expect that our operations will be affected by other new environmental and health and safety laws on an ongoing basis. Although we cannot predict the ultimate impact of any such new laws, they will likely result in additional costs, and may require us to change how we manufacture our products, which could have a material adverse effect on our business.

Failure to comply with the United States Foreign Corrupt Practices Act and similar laws associated with any activities outside the United States could subject us to penalties and other adverse consequences.

        We are subject to the United States Foreign Corrupt Practices Act ("FCPA") and other anti-bribery legislation around the world. The FCPA generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments, offers or promises to foreign officials for the purpose of obtaining or retaining business or other advantages. In addition, the FCPA imposes recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates, which are intended to, among other things, prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of "off books" slush funds from which such improper payments can be made. We may face significant risks if we fail to comply with the FCPA and other laws that prohibit improper payments, offers or promises of payment to foreign governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business or other advantages. In many foreign countries, particularly in countries with developing economies, some of which represent significant markets for us, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other laws and regulations. Although we have implemented a company policy requiring our employees, distributors, consultants and agents to comply with the FCPA and similar laws, such policy may not be effective at preventing all potential FCPA or other violations. There can be no assurance that our employees, distributors, consultants and agents, or those companies to which we outsource certain of our business operations will not take actions that violate our policies or applicable laws, for which we may be ultimately held responsible. As a result of our focus on managing our growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. Any violation of the FCPA and related policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, operating results and financial condition.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

        Our success depends significantly on our ability to protect our proprietary rights to the technologies and inventions used in, or embodied by, our products. To protect our proprietary technology, we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, as well as nondisclosure, confidentiality and other contractual restrictions in our consulting and employment agreements. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage.

  Patents

        The process of applying for patent protection itself is time consuming and expensive and we cannot assure you that all of our patent applications will issue as patents or that, if issued, they will issue in a form that will be advantageous to us. The rights granted to us under our patents, including prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage and they could be opposed, contested or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings.

        We own numerous issued patents and pending patent applications that relate to our products, as well as individual components of our products. If any of our patents are challenged, invalidated or legally circumvented by third parties, and if we do not own other enforceable patents protecting our products, competitors could market products and use processes that are substantially similar to, or superior to, ours, and our business will suffer. In addition, the patents we own may not be sufficient in scope or strength to provide us with any meaningful protection or commercial advantage, and competitors may be able to design around our patents or develop products that provide outcomes comparable to ours without infringing on our intellectual property rights. We may also determine from time to time to discontinue the payment of maintenance fees, if we determine that certain patents are not material to our business. For example, we currently intend to discontinue the payment of maintenance fees on approximately 2 U.S. patents and 67 foreign patents that we no longer consider material to our business.

        Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act ("the Leahy-Smith Act") was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a "first-to-invent" system to a "first-to-file" system. Under a "first-to-file" system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office ("USPTO"), developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications.

        We may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review, or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to the Company, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

        Moreover, the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business.

        Furthermore, we do not have patent rights in certain foreign countries in which a market may exist in the future, and the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our products.

  Trademarks

        We rely on our trademarks as one means to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. Our trademark applications may not be approved, however. For example, we have pending LapBand trademark registration actions in Australia, Canada, Costa Rica, India, Norway, Switzerland and Thailand where the distinctiveness of the LapBand trademark has been challenged and where trademark registration may not be granted or maintained. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks.

  Trade Secrets and Know-How

        We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective.

        Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to protect our market against competitors' products and methods, our competitive position could be adversely affected, as could our business.

We may in the future be a party to patent and other intellectual property litigation and administrative proceedings that could be costly and could interfere with our ability to sell our products.

        The medical device industry has been characterized by frequent and extensive intellectual property litigation. Additionally, the bariatric market is extremely competitive. Our competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. If our products or methods are found to infringe, we could be prevented from manufacturing or marketing our products. In the event that we become involved in such a dispute, we may incur significant costs and expenses and may need to devote resources to resolving any claims, which would reduce the cash we have available for operations and may be distracting to management. We do not know whether our competitors or potential competitors have applied for, will apply for, or will obtain patents that will prevent, limit or interfere with our ability to make, use, sell, import or export our products.

        Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor's patents, we could be prevented from marketing our products in one or more foreign countries. We may also initiate litigation against third parties to protect our own intellectual property. Most of our intellectual property has not been tested in litigation. If we initiate litigation to protect our rights, we run the risk of having our patents invalidated, which would undermine our competitive position.

        Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and can divert management's attention from our core business. If we lose this kind of litigation, a court could require us to pay substantial damages, treble damages and attorneys' fees, and prohibit us from using technologies essential to our products, any of which would have a material adverse effect on our business, results of operations and financial condition. If relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling our products unless we can obtain licenses to use technology or ideas covered by such patents. We do not know whether any necessary licenses would be available to us on satisfactory terms, if at all. If we cannot obtain these licenses, we could be forced to design around those patents at additional cost or abandon our products altogether. As a result, our ability to grow our business and compete in the market may be harmed.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

        Many of our employees were previously employed at other medical device companies, including our competitors or potential competitors, in some cases until recently. We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our products would have a material adverse effect on our business, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Our Capital Requirements and Finances

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce, eliminate or abandon our commercialization efforts or product development programs.

        Our ability to continue as a going concern may require it to obtain additional financing to fund our operations. We may need to raise substantial additional capital to:

  •
  expand the commercialization of our products;

  •
  fund our operations and clinical studies;

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  continue our research and development activities;

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  support and expand ongoing manufacturing activities;

  •
  defend, in litigation or otherwise, any claims that it infringes third-party patents or other intellectual property rights;

  •
  enforce our patent and other intellectual property rights;

  •
  address legal or enforcement actions by the FDA or other governmental agencies and remediate underlying problems;

  •
  commercialize our new products in development, if any such products receive regulatory clearance or approval for commercial sale; and

  •
  acquire companies or products and in-license products or intellectual property.

        We believe that our existing cash and cash equivalents, revenue, proceeds from prior funding and available debt financing arrangements will be sufficient to meet our capital requirements and fund our operations at least through December 2017. However, we have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. Any future funding requirements will depend on many factors, including:

  •
  market acceptance of our products;

  •
  the scope, rate of progress and cost of our clinical studies;

  •
  the cost of our research and development activities;

  •
  the cost of filing and prosecuting patent applications and defending and enforcing our patent or other intellectual property rights;

  •
  the cost of defending, in litigation or otherwise, any claims that our product infringes third-party patents or other intellectual property rights;

  •
  the cost of defending, in litigation or otherwise, products liability claims;

  •
  the cost and timing of additional regulatory clearances or approvals;

  •
  the cost and timing of establishing additional sales, marketing and distribution capabilities;

  •
  costs associated with any product recall that may occur;

  •
  the effect of competing technological and market developments;

  •
  the extent to which we acquire or invest in products, technologies and businesses, although we currently have no commitments or agreements relating to any of these types of transactions; and

  •
  the costs of operating as a public company.

        If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Any future debt financing into which we enter may impose covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our development programs.

        We cannot be certain that additional funding will be available on acceptable terms, if at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our operating results.

Our outstanding debt financing arrangements contain restrictive covenants that may limit our operating flexibility.

        Our outstanding debt facility is collateralized by substantially all of our assets and contains customary financial and operating covenants limiting our ability to transfer or dispose of assets, merge with or acquire other companies, make investments, pay dividends, incur additional indebtedness and liens and conduct transactions with affiliates. We therefore may not be able to engage in any of the foregoing transactions until our current debt obligations are paid in full or we obtain the consent of the lenders. We cannot assure you that we will be able to generate sufficient cash flows or revenue to meet the financial covenants or pay the principal and interest on our debt. Furthermore, we cannot assure you that future working capital, borrowings or equity financing will be available to repay or refinance any such debt.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

        The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage medical device, pharmaceutical and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  a slowdown in the medical device industry or the general economy;

  •
  inability to obtain adequate supply of the components for any of our products, or inability to do so at acceptable prices;

  •
  performance of third parties on whom the we may rely, including for the manufacture of the components for our product, including their ability to comply with regulatory requirements;

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  the results of our current and any future clinical trials of our devices;

  •
  unanticipated or serious safety concerns related to the use of any of our products;

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  the entry into, or termination of, key agreements, including key commercial partner agreements;

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  the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;

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  announcements by us, our commercial partners or our competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

  •
  competition from existing technologies and products or new technologies and products that may emerge;

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  the loss of key employees;

  •
  changes in estimates or recommendations by securities analysts, if any, who may cover our common stock;

  •
  general and industry-specific economic conditions that may affect our research and development expenditures;

  •
  the low trading volume and the high proportion of shares held by affiliates;

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  changes in the structure of health care payment systems; and

  •
  period-to-period fluctuations in our financial results.

        Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

        In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

        We will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The NASDAQ Stock Market LLC. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

Anti-takeover provisions in our charter documents and under Delaware General Corporate Law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove Company management.

        Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporate Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

We do not anticipate that we will pay any cash dividends in the foreseeable future.

        The current expectation is that we will retain future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future. In addition, our ability to pay dividends is limited by covenants in our credit agreement. Additionally, we are a holding company, and our ability to pay dividends will be dependent upon our subsidiaries' ability to make distributions, which may be restricted by covenants in our credit agreement or any future contractual obligations.

Future sales and issuances of our common stock or other securities may result in significant dilution or could cause the price of our common stock to decline.

        We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, if certain of our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, shares of common stock that are subject to outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        We also expect that additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The ownership of our common stock will be initially highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

        As of December 31, 2016, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates beneficially owned a majority of our outstanding capital stock. As a result, this group of stockholders will have the ability to control us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

The limited public float and trading volume for our common stock may have an adverse impact and cause significant fluctuation of market price.

        Our common stock is held by a relatively small number of stockholders. Our officers, directors, and members of management acquire stock or have the potential to own stock through previously granted equity awards. Consequently, our common stock has a relatively small float and low average daily trading volume, which could affect a stockholder's ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our common stock in the public market by those larger stockholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a stockholder to liquidate.

        There can be no assurance that an active trading market for our common stock will be sustained in the future. The lack of an active trading market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

        We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future. Furthermore, certain of our existing stockholders and their affiliated entities, including our directors and executive officers, and stockholders affiliated with certain of our directors, have submitted indications of interest to purchase an aggregate of up to approximately $14.0 million in shares of our common stock in this offering at the public offering price and on the same terms as the other investors in this offering.

The exercise of outstanding stock options would cause additional dilution, which could cause the price of our common stock to decline.

        We have and will continue to issue stock options to acquire shares of our common stock. At March 31, 2017, there were 1,146,196 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.11 per share, and we may issue additional stock options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, financings or other strategic transactions.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

        A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

There may be a limited market for investors in our industry.

        Our common stock is held by a relatively small number of stockholders. Investors may have limited funds to invest in the obesity focused medical devices sector, and investors who have purchased or may in the future purchase securities in this sector may choose to sell our securities that they have already purchased in favor of other companies, and/or choose to invest in other companies, including our competitors. As a result, demand for our common stock could decline, which would result in a corresponding decline in our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the SEC that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our ability to become profitable and generate consistent cash flows to remain profitable;

  •
  our plans to develop and commercialize additional products;

  •
  our plans to grow our customer base, both domestically and internationally;

  •
  our ability to attract and retain highly qualified personnel;

  •
  our ability to develop, expand and manage a world-wide sales organization;

  •
  our ability to protect and enhance our products and intellectual property;

  •
  our expectations concerning our relationships and actions with third parties;

  •
  future regulatory, judicial and legislative changes in our industry;

  •
  the results of our ongoing or future clinical trials of our devices;

  •
  our financial performance; and

  •
  developments and projections relating to our competitors, our industry and the general economy.

        In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "intends," "may," "plans," "potential," "should," "will," "would," or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled "Risk Factors" contained in this prospectus, in any free writing prospectuses we may authorize for use in connection with this offering. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

 MARKET AND INDUSTRY DATA

        This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled "Risk Factors" and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

 USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $24.3 million, assuming the sale of 3,500,000 shares of common stock at an assumed public offering price of $7.45 share, the last reported sale price of our common stock on the NASDAQ Global Market July 10, 2017, after deducting the underwriting discount and expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $27.9 million, after deducting the underwriting discount and offering expenses payable by us.

        Each $1.00 increase (decrease) in the assumed public offering price of $7.45 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017, would increase (decrease) the net proceeds to us from this offering by $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by $7.5 million, assuming that the assumed public offering price remains the same, and after deducting the underwriting discount.

        We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for general corporate purposes, including helping support the adoption of our Endo-Bariatric products, developing new product offerings and expanding into new markets or for any other purpose we describe in this prospectus. Accordingly, we retain broad discretion to use of these proceeds.

 MARKET PRICE OF OUR COMMON STOCK

Market Information

        On December 29, 2016, we and Lpath completed the Merger. Immediately following the Merger, we completed a 1-for-5.5 reverse stock split. Following the Merger, we changed the name of the combined company to Apollo Endosurgery, Inc. and changed the symbol to "APEN." Our common stock originally began trading on the NASDAQ Global Market on December 30, 2016. Prior to that, Lpath common stock originally began trading on the NASDAQ Capital Market on January 11, 2007 under the symbol "LPTN." The table below sets forth the high and low reported sales prices of our common stock for the periods indicated, adjusted for the reverse stock split.

        The price information in the table below for periods prior to the listing of our common stock on the NASDAQ Global Market reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

  Lpath, Inc.

Year ended December 31, 2015	High	Low
First Quarter	$288.82	$170.93
Second Quarter	$192.49	$17.71
Third Quarter	$27.72	$13.89
Fourth Quarter	$24.64	$12.32
Year ended December 31, 2016
First Quarter	$18.48	$10.79
Second Quarter	$32.34	$9.91
Third Quarter	$22.27	$9.24
Fourth Quarter (through December 29, 2016)	$20.62	$11.00

  Apollo Endosurgery, Inc.

Year ended December 31, 2016	High	Low
Fourth Quarter (from December 30, 2016)	$20.00	$12.16
Year ending December 31, 2017
First Quarter	$21.88	$9.53
Second Quarter	$13.90	$4.96
Third Quarter (through July 10, 2017)	$8.30	$7.09

        On July 10, 2017, the last reported sale price of our common stock was $7.45 per share.

Stockholders

        As of March 31, 2017, there were 10,698,210 shares of common stock issued and outstanding, which shares were held by 133 stockholders of record, not including any persons who hold their stock in "street name," and no shares of preferred stock outstanding.

 DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we intend to retain all available funds and any future earnings to fund the development and expansion of our business. In addition, covenants in the agreement governing our senior secured credit facility do not allow for the payment of any cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

        The following table shows our cash, cash equivalents and restricted cash and our capitalization as of March 31, 2017 on:

  •
  an actual basis; and

  •
  an as adjusted basis, giving effect to the sale by us of 3,500,000 shares of common stock in this offering at the assumed public offering price of $7.45 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017, after deducting the underwriting discount and offering expenses payable by us.

	As of March 31, 2017
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash, cash equivalents and restricted cash	$9,234	$33,515

Long-term debt	$32,882	$32,882
Stockholders' equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 10,698,210 shares issued and outstanding, actual; 14,198,210 shares issued and outstanding, as adjusted	11	15
Additional paid-in capital	190,795	215,072
Accumulated other comprehensive income	1,613	1,613
Accumulated deficit	(157,946)	(157,946)

Total stockholders' equity	34,473	58,754

Total capitalization	$67,355	$91,636

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $7.45 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on July 10, 2017, would increase (decrease) each of cash, cash equivalents and restricted cash, additional paid-in capital, total stockholders' equity and total capitalization by $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) each of cash, cash equivalents and restricted cash, additional paid-in capital, total stockholders' equity and total capitalization by $7.5 million, assuming that the assumed public offering price remains the same, and after deducting the underwriting discount. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

        The number of shares of common stock in the table above excludes:

  •
  1,146,196 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.11 per share; and

  •
  252,021 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.99 per share.

        Subsequent to March 31, 2017, and through the date of this prospectus, we granted stock options to purchase 475,505 shares of our common stock with an exercise price of $6.50 per share and restricted stock units for 39,348 shares of common stock.

        In addition, at our Annual Meeting of Stockholders held on June 9, 2017, our stockholders approved our 2017 Equity Incentive Plan and the initial reservation of an aggregate of 1,000,000 shares thereunder, which will increase automatically on January 1st of each year, for a period of up to ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year; provided, however that our board of directors or compensation committee may choose to reduce or eliminate such planned increase in any given year. The 2017 Equity Incentive Plan replaced our 2016 Equity Incentive Plan and the Lpath Amended and Restated 2005 Equity Incentive Plan, and no further awards will be granted under those plans.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

        As of March 31, 2017, our net tangible book value was $(14.0) million, or $(1.31) per share. Net tangible book value is total tangible assets less total liabilities divided by the total number of outstanding shares of common stock.

        After giving effect to the sale of 3,500,000 shares of common stock in this offering at an assumed public offering price of $7.45 per share, which was the closing price of our common stock as reported on NASDAQ Global Market on July 10, 2017, and after deducting the underwriting discount and expenses payable by us, our net tangible book value as of March 31, 2017, would have been $10.3 million, or $0.73 per share. This represents an immediate increase in as adjusted net tangible book value of $2.04 per share to our existing stockholders and immediate dilution in net tangible book value of $6.72 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed public offering price per share		$7.45
Net tangible book value per share as of March 31, 2017	$(1.31)
Increase in as net tangible book value per share attributable to new investors in this offering	2.04

As adjusted net tangible book value per share after giving effect to this offering		0.73

Dilution in net tangible book value per share to new investors in this offering		$6.72

        If the underwriters exercise in full their option to purchase additional shares from us, the adjusted net tangible book value per share after giving effect to this offering would be $0.95 per share, representing an immediate increase to existing stockholders of $2.26 per share, and immediate dilution to investors in this offering of $6.50 per share.

        Each $1.00 increase (decrease) in the assumed public offering price of $7.45 per share would increase (decrease) our as adjusted net tangible book value after this offering by $0.23 per share, and the dilution per share to new investors by $0.77 per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the underwriting discount and offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase of 1.0 million shares of common stock in the number of shares of common stock offered by us would increase our as adjusted net tangible book value after this offering by $0.41 per share, and the dilution per share to new investors by $0.41 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discount and offering expenses payable by us. A decrease of 1.0 million shares of common stock in the number of shares of common stock offered by us would decrease our as adjusted net tangible book value after this offering by $0.47 per share, and the dilution per share to new investors by $0.47 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discount and offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

        The number of shares of common stock to be outstanding after this offering is based on 10,698,210 shares of common stock outstanding as of March 31, 2017, and excludes:

  •
  1,146,196 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.11 per share; and

  •
  252,021 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.99 per share.

        Subsequent to March 31, 2017, and through the date of this prospectus, we granted stock options to purchase 475,505 shares of our common stock with an exercise price of $6.50 per share and restricted stock units for 39,348 shares of common stock.

        In addition, at our Annual Meeting of Stockholders held on June 9, 2017, our stockholders approved our 2017 Equity Incentive Plan and the initial reservation of an aggregate of 1,000,000 shares thereunder, which will increase automatically on January 1st of each year, for a period of up to ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year; provided, however that our board of directors or compensation committee may choose to reduce or eliminate such planned increase in any given year. The 2017 Equity Incentive Plan replaced our 2016 Equity Incentive Plan and the Lpath Amended and Restated 2005 Equity Incentive Plan, and no further awards will be granted under those plans.

        The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock. To the extent that any outstanding options or warrants are exercised, there will be further dilution to new investors.

 SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus.

        The following consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statements of operations and comprehensive loss for the three months ended March 31, 2017 and 2016 and the consolidated balance sheet data as of March 31, 2017 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results of interim periods are not necessarily indicative of the results for an entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands, except for share and per share data)
Consolidated Statements of Operations and Comprehensive Loss:
Revenues	$14,622	$16,277	$64,868	$67,790
Cost of sales	5,096	4,909	25,255	20,510

Gross margin	9,526	11,368	39,613	47,280

Operating expenses:
Sales and marketing	8,379	8,321	31,751	36,167
General and administrative	4,187	2,635	13,625	11,412
Research and development	1,957	1,654	7,805	9,558
Amortization of intangible assets	1,814	1,779	7,193	6,826

Total operating expenses	16,337	14,389	60,374	63,963

Loss from operations	(6,811)	(3,021)	(20,761)	(16,683)
Other expenses:
Interest expense, net	1,481	2,826	18,168	10,036
Other expense (income)	(125)	58	1,851	663

Net loss before income taxes	(8,167)	(5,905)	(40,780)	(27,382)
Income tax expense	50	99	387	49

Net loss	(8,217)	(6,004)	(41,167)	(27,431)
Current dividends on convertible preferred stock	—	(2,258)	—	(8,951)

Net loss attributable to common stockholders	$(8,217)	$(8,262)	$(41,167)	$(36,382)

Other comprehensive income:
Foreign currency translation	142	391	1,463	26

Comprehensive loss	$(8,075)	$(5,613)	$(39,704)	$(27,405)

Net loss per share, basic and diluted	$(0.77)	$(25.44)	$(105.69)	$(151.90)

Shares used in computing net loss per share, basic and diluted	10,694,221	324,768	389,501	239,509

		As of December 31,
	March 31, 2017
		2016	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$9,234	$20,041	$22,586
Total assets	88,574	102,124	105,188
Long-term debt	32,882	39,427	49,305
Total liabilities	54,101	59,707	94,019
Redeemable preferred stock	—	—	144,937
Total stockholders' equity (deficit)	34,473	42,417	(133,768)
Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	88,574	102,124	105,188

 BUSINESS

Overview

        We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices that can be used for the treatment of obesity.

        We are one of the market share leaders in less invasive devices that treat obesity. Our products are used to provide interventional therapy by general and bariatric surgeons and gastroenterologists in a variety of settings to patients who suffer from obesity and many co-morbidities associated with obesity.

        We believe that obesity is a chronic disease and that the optimal clinical outcome for a substantial portion of patients suffering from obesity will require interventional treatments combined with ongoing, long-term physician care. As a result, our product portfolio consists of surgical and non-surgical interventional devices that fill the gap between low efficacy pharmacological treatments for obesity and highly-invasive, anatomy-altering bariatric stapling procedures. Some of our products are also used in procedures that address or repair a variety of gastrointestinal ("GI") defects.

        Our strategic focus and the majority of our future revenue growth is expected to come from our Endo-Bariatric product portfolio, which consists of the Orbera and OverStitch systems. In the past two years, the majority of our product revenues has come from the Apollo Surgical product portfolio, which consists of the Lap-Band® System and related laparoscopic accessories. Revenues from the surgical product portfolio had been decreasing over the past several years prior to our acquisition of those products and revenues have continued to decline since. For the quarter ended March 31, 2017, product revenues from our Endo-Bariatric product portfolio exceeded product revenues from our surgical products.

Corporate Background

        Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. The Company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.

        On December 2, 2013, we entered into an asset purchase agreement to acquire the obesity intervention division of Allergan, Inc. In conjunction with this purchase agreement, we entered into several agreements whereby Allergan agreed to provide manufacturing and distribution support over a two year period as we established our own manufacturing and worldwide distribution capabilities.

        From December 2, 2013, we established capabilities and transferred responsibility for a variety of activities related to the acquired Allergan business. Significant milestones during the transition period include:

  •
  transfer of United States sales force in December 2013;

  •
  transfer of United States distribution in September 2014;

  •
  transfer of Europe, Canada and Australia sales force and distribution in November 2014;

  •
  transfer of most worldwide regulatory activities in December 2014;

  •
  transfer of product surveillance activities in October 2015;

  •
  transfer of Brazilian sales and distribution activities in November 2015; and

  •
  start of Costa Rica manufacturing operations in June 2016.

        As a result of these transition activities, we established offices in England, Australia, Italy and Brazil that oversee regional sales and distribution activities outside the United States; a manufacturing facility in Costa Rica; and a device analysis lab in California. All other activities are managed and operated from our facilities in Austin, Texas.

        On December 29, 2016, we completed our business combination with Lpath, Inc. ("Lpath"), a publicly traded company, in accordance with the terms of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated September 8, 2016 (the "Merger"). Following the Merger, Lpath was renamed "Apollo Endosurgery, Inc." and began trading on the NASDAQ Global Market under the symbol "APEN."

Overview of Obesity and the Market

        Obesity is a medical condition in which excess body fat has accumulated to the extent that it may have a negative effect on an individual's health. An individual with a body mass index ("BMI") (calculated by dividing a person's weight in kilograms by their height in meters) of greater than 30 is generally considered to be obese.

        Obesity as a disease is increasing worldwide. In the United States, it is estimated that 56 million adults are obese or clinically obese with a BMI of between 30 and 40. It is further estimated that an additional 12.7 million adults are morbidly obese in the United States, with a BMI greater than 40. Over 600 million people around the world are considered obese.

        Obese individuals have an increased incidence rate of various comorbid conditions including heart disease, type 2 diabetes, hypertension, obstructive sleep apnea, high blood pressure, liver disease, infertility and cancer. According to the Center for Disease Control, there are more than 20 obesity-linked diseases and disorders-known as comorbidities. Due to these comorbidities, obesity also adds significant cost to healthcare systems around the world. In the United States, it has been reported that the cost of providing healthcare to a person with a BMI of 40 is up to two times the cost of providing the same level of healthcare to a person with a BMI less than 30.

        Traditional obesity intervention has been bariatric surgery (gastric bypass, sleeve gastrectomy and laparoscopic adjustable gastric banding) which today is mostly performed laparoscopically. A description of these bariatric surgery options is outlined below:

	Gastric Banding	Sleeve Gastrectomy	RNY Gastric Bypass
BMI Range	30+ w/ Co-morbidity or 40+ without	35+ w/ Co-morbidity or 40+ without	35+ w/ Co-morbidity or 40+ without
Durability	5 years or more	5 years or more	5 years or more
Reversibility	Yes	No	No
Anatomy-alteration	Temporary	Severe	Severe
Total Procedure Cost	$9,000 - $15,000	$10,000 - $15,000	$15,000 - $20,000
Device Cost	$3,000	$3,000	$3,000
Total Body Weight Loss	Approximately 16 - 20%	Approximately 20%	Approximately 24 - 32%
Aftercare Importance	++	+	+

+
Less important. Efficacy of weight loss results does not depend on the quality of ongoing physician aftercare to patient.

++
More important. Quality of ongoing physician aftercare is important to optimize the patient's long-term weight loss results.

        Bariatric surgery has been clinically demonstrated to produce medically-relevant weight loss and statistically relevant reduction to a patient's comorbid conditions. Medically-relevant weight loss for purposes of comorbid condition improvement is generally recognized to occur with 5% to 10% total body weight loss ("TBWL").

        Although clinically demonstrated to achieve weight loss and improve comorbid conditions, reported data indicates that U.S. bariatric volumes peaked in 2008 at approximately 220,000 procedures per year and have since declined. Today, based on United States population demographics and reported bariatric procedure volumes, less than 2% of the population eligible for bariatric surgery have a procedure. We believe that the primary detractor from bariatric surgery is patient fear; fear of surgery in general, but more specifically fear associated with the highly-invasive nature of bariatric surgery, permanent anatomical alteration, potential for non-permanent results and the post-operative severe complications that can be associated with bariatric surgery.

Our Strategy

        Our objective is to improve today's obesity-related health problem by facilitating anatomy preserving, less invasive, yet effective, and reversible interventional procedures for obesity through our product offerings. Our "Endo-Bariatrics" products treat obesity with procedures delivered with a flexible endoscope and without traditional surgery. We also offer surgical products, consisting of the Lap-Band and related accessory products that offers long-term weight loss and improvement of co-morbid conditions through a less-invasive, reversible procedure known as laparoscopic adjustable gastric banding ("Gastric Banding").

        Our goal is to be a global leader in providing clinically proven, anatomy preserving and less invasive solutions for cost-effective treatment of obese patients. The key elements of our strategy include:

  •
  Support the continued adoption of our Endo-Bariatric products—Because our Endo-Bariatric products are used by both bariatric surgeons and gastroenterologists, we think that our products have the potential to expand the number of health care professionals that treat obesity which could also grow the overall interventional obesity treatment market. We estimate that approximately 2,000 of the more than 10,000 gastroenterologists in the U.S. today who currently are performing advanced gastrointestinal procedures could also treat obese patients by delivering the interventional procedures enabled by our Endo-Bariatric products. This is in addition to the 2,500 bariatric surgeons in the U.S. We intend to continue to offer medical education opportunities for both bariatric surgeons and gastroenterologists to learn about the safe and effective use of our Endo-Bariatric products. We also think that the interventional procedures enabled by our Endo-Bariatric products are potentially more appealing to eligible patients when compared to surgical options. In particular for Orbera, we intend to support initiatives that improve patient awareness of Orbera and thereby increase product demand and use.

  •
  Continue to deliver innovative products and broaden the product portfolio—We intend to broaden our portfolio of products through internal product development efforts, and will consider acquisitions of products or companies that complement our current business.

  •
  Expand into new markets—We intend to continue to pursue regulatory clearance for our products and improved distribution in key international markets where we believe there is or will be strong market demand for our products.

  •
  Stabilize the sales of our Surgical products—We intend to continue to service and support our network of surgeon customers who continue to achieve positive outcomes with the Lap-Band and remain dedicated to its use.

Apollo Products

Endo-Bariatrics

        The Apollo Endo-Bariatric products consist primarily of the Orbera Intragastric Balloon System and the OverStitch endoscopic suturing system.

  Orbera Intragastric Balloon System

        The Orbera Intragastric Balloon System (the "Orbera System" or "Orbera") is a non-surgical alternative for the treatment of overweight and obese adults. The Orbera System includes a silicone balloon filled with saline after endoscopic transoral placement into the patient's stomach. Once in the patient's stomach, the balloon serves to reduce stomach capacity, causing patients to consume less following the procedure, and delay gastric emptying, the primary mechanisms of action in assisting the patient in losing weight. Placement of the Orbera balloon is temporary and is removed endoscopically, typically, under conscious sedation, within six months after placement. In the United States Orbera is indicated for use for adults within a BMI range of 30 to 40 who have tried other weight loss programs, such as supervised diet and exercise, but who were unable to lose weight and keep it off. Outside the United States, Orbera is also known as the BIB (BioEnterics Intragastric Balloon) System in certain markets. Outside the United States, Orbera is generally indicated for temporary weight loss for patients with a BMI greater than or equal to 27 and BIB is indicated for temporary use for weight loss in obese patients with BMI of 30-39 and also for pre-surgical temporary use in severely obese patients (BMI greater than 40 or a BMI of 35 or greater with comorbidities) in order to reduce surgical risk or for severely obese patients who are otherwise not candidates for obesity surgery.

        Apollo's Intragastric Balloon System was CE marked in May 1997 and has been marketed continuously in Europe since the late 1990's followed by subsequent approvals and introductions in other select international markets. Orbera is the global market leader among intragastric balloons with access to over 80 countries and more than 220,000 units distributed at the time of its FDA approval in August 2015.

        Following FDA approval in August 2015, the Orbera System was launched, and we began distribution in the United States. Since the approval of Orbera in the U.S., through 2016 we trained more than 800 physicians on the use of Orbera for non-surgical and less-invasive weight loss solutions for patients. This training outreach program reached approximately 480 bariatric surgeons and 320 gastroenterologists, which represents approximately 17% of U.S. bariatric surgeons and 3% of U.S. gastroenterologists, respectively.

        The U.S. pivotal Orbera clinical trial was a multicenter, prospective, randomized, non-blinded comparative study of patients with a BMI between 30 and 40 who were randomized to treatment or control in a 1:1 ratio. The treatment group underwent placement of the Orbera balloon followed by removal after six months and concurrently participated in a 12-month behavioral modification program. The control group participated in the 12-month behavioral modification program alone. A total of 125 patients were randomized to the treatment group and 130 patients were randomized to the control group. An additional 35 subjects were treated as "run-in" subjects who received a balloon on a non-randomized basis in order for physicians to gain experience with Orbera placement. The findings from the trial included:

  •
  At month six, the treatment group achieved a mean of 38.4% Excess Weight Loss ("EWL").

  •
  Mean TBWL at six months was 10.2% for the treatment group compared to 3.3% TBWL for the control group.

  •
  The treatment group lost 3.1 times as much weight as the control group at six months.

  •
  The treatment group also lost significantly more weight than the control group over the course of the study, and was able to maintain over 70% of weight loss through month twelve, six months after removal of the device.

        There were no unanticipated adverse device effects or deaths reported during the U.S. pivotal trial. There were a total of fourteen device related Serious Adverse Events ("SAEs") reported during the U.S. pivotal study. The procedure related SAEs were also minimal, occurring in three of the 160 implanted subjects. The most frequently occurring SAEs (8 events) were nausea, vomiting, pain and gastroesophageal reflux leading to balloon removal prior to the six month date. Other SAEs included: dehydration (2), gastric outlet obstruction with moderate diffuse gastritis (1), gastric perforation with sepsis (1), aspiration pneumonia (1) and abdominal cramping and infection (1). The procedure related SAEs consisted of esophageal mucosal injury (2) and laryngospasm (1). The U.S. pivotal trial data established that the Orbera System is safe for its intended use.

        In addition, a total of 810 device-related Adverse Events ("AEs") were reported in the 160 treated subjects. The majority of events were mild to moderate and resolved within two weeks. Of the device related AEs in the treatment group, 59.7% of the AEs were considered mild, 34.5% were considered moderate and 5.8% were categorized as severe. The control group who did not receive a balloon reported 429 AEs (72% mild, 22.1% moderate and 5.6% severe). The most common AEs include nausea: (86.8%), vomiting (75.6%), abdominal pain (57.5%), gastroesophageal reflux (30%), eructation (24.4%), dyspepsia (21.3%), constipation (20%), upper abdominal pain (18.1%), abdominal distension (17.5%), dehydration (14.4%), diarrhea (13.1%), flatulence (11.2%) and impaired gastric emptying (8.8%).

        The SAE rate related to device intolerance was greater than the global product experience with Orbera as the use of drugs to treat nausea or vomiting was prohibited under the original study protocol and the use of these medications was considered a protocol deviation. After a learning curve of how to manage the adjustment period, the protocol was amended, and the use of anticholinergic and antispasmodic drugs was allowed. In addition, there were no ulcers observed (versus a global experience rate of 0.02%) and no balloon deflations observed (versus a global experience rate of 0.31%).

        The clinical effectiveness and safety profile of the Orbera System as a non-ulcerogenic weight loss device has been reported in over 230 peer reviewed publications covering over 8,000 patients. Although not specifically indicated for the treatment of obesity-related comorbidities, studies have reported resolution or improvement in a patient's pre-existing comorbidities at the time of Orbera removal. The Orbera Intragastric Balloon is currently the only balloon or other endoscopic product that has been recognized in the American Society for Gastrointestinal Endoscopy ("ASGE") Preservation and Incorporation of Valuable Endoscopic Innovations assessment to have met its threshold standards for the treatment of obesity. The meta-analysis performed by the ASGE was based on the aggregation of certain clinical studies conducted outside the U.S. and indicates an estimated TBWL at six months of approximately 13.2%. In most countries, the Orbera procedure is generally a cash-pay procedure.

        In May of 2016, we launched the Orbera Coach platform, an on-demand telehealth program that provides virtual post-implant support tailored to meet the needs of patients who undergo the Orbera procedure, which was co-developed with Zillion Health, a private company.

  OverStitch Endoscopic Suturing System

        The OverStitch Endoscopic Suturing System ("OverStitch") enables advanced endoscopic procedures by allowing physicians to place full-thickness sutures and secure the approximation of tissue through a dual-channel flexible endoscope. OverStitch is currently the only U.S. cleared flexible endoscopic suturing device capable of full-thickness suturing of tissue. OverStitch is a mechanical suturing device that operates in cooperation with a flexible endoscope and allows a user to access portions of a patient's gastrointestinal tract and place sutures through the full thickness of a patient's tissue using endoscopic visualization.

        The OverStitch system is comprised of four devices: the OverStitch Endoscopic Suturing System, a proprietary suture, a Suture Cinch used for "knot tying", the OverTube Endoscopic Access System to provide safe access and maintain insufflation during endoscopic procedures, and the Tissue Helix to grab and manipulate tissue. The OverStitch Endoscopic Suture System, including Tissue Helix, received United States FDA 510(k) clearance in August 2008 and CE Mark approval in November 2012. Our four devices are sold separately. In certain procedures, all four devices are utilized during the procedure and in other instances, a user may choose not to use all four devices during a procedure.

        The functionality of the OverStitch device allows it to be used for a broad number of bariatric (both revisional and primary) and non-bariatric applications. Since its market introduction, over 16,000 OverStitch units have been sold for procedures worldwide.

        Gastric bypass procedures carry a long-term failure rate estimated to be from 20 to 35%. In super-obese patients, the failure rate can be as high as 40 to 60%. Sleeve gastrectomy procedures may also require revision following patient weight regain. These procedures typically fail due to tissue remodeling that results over time from the surgical alteration of the patient's GI tract. These changes include gastro-gastric fistulas (when the surgically created barrier between the stomach pouch and the bypassed stomach breaks down); pouch dilation (where the stomach pouch enlarges); or, anastomotic dilation (where the connection between the stomach pouch and the bypassing intestine stretches out). These conditions result in the patient being able to eat more than what is required to retain their weight loss and in the case of the gastro-gastric fistula, the patient can develop gastroesophageal reflux. Neither of these stapling procedures are reversible and once the procedure fails, the patient's options are limited. OverStitch may be used to revise or repair failed bypass procedures without requiring another highly-invasive and complicated laparoscopic or open surgical form of revision or repair. In recent years, revisional bariatric surgery has been reported by the ASMBS as one of the fastest growing bariatric procedures. We estimate that approximately one-third of procedures performed with OverStitch are in connection with revisions or repairs of failed bariatric surgeries.

        One of the most promising endoscopic weight-loss procedures is endoscopic sleeve gastroplasty ("ESG"), which transorally uses endoscopic suturing with OverStitch to reduce the volume of the stomach, similar to a surgical sleeve gastrectomy procedure without the invasiveness and need for amputation of the gastric remnant. During an ESG, a physician creates a small diameter sleeve similar to a sleeve gastrectomy while offering advantages such as maintaining the structural integrity of the gastric wall, reversibility and reduced costs.

        ESG is a development stage procedure that requires a relatively high level of endoscopic skill. The first multicenter study was presented in May 2016 at Digestive Disease Week, with a recent publication of 24-month follow-up data reported in April 2017 in Obesity Surgery, The Journal of Metabolic Surgery and Allied Care. This was a three center (two in the U.S. and one in Spain) study of medical records of patients who underwent ESG from January 2013 to November 2015. All procedures were performed in a similar fashion using the OverStitch device to place full-thickness sutures to fold in the greater curvature of the stomach, creating a narrow lumenal sleeve with the goal of reducing gastric functional capacity by up to an estimated 80%.

        A total of 248 patients were included in the study. Patient BMI at the start of the study was 37.8, plus or minus 5.6.

  •
  215 patients reached 6-months follow-up and the study reported an average TBWL of 15.2%.

  •
  57 patients reached 24-months follow-up and the study reported an average TBWL of 18.6%.

  •
  There was no significant difference in weight loss between the three centers.

        Five serious adverse events occurred: two perigastric inflammatory fluid collections that resolved with percutaneous drainage and antibiotics, one self-limited hemorrhage from splenic laceration, one pulmonary embolism 72 hours after the procedure, and one pneumoperitoneum and pneumothorax requiring chest tube placement. All five patients recovered fully.

        In the first quarter of 2017, there were 24 active user sites in the U.S. (13 gastroenterologists and 11 bariatric surgeons) and 41 active user sites outside the U.S. (26 gastroenterologists and 15 bariatric surgeons) performing ESG, of which 10 in the U.S. and 11 outside the U.S. performed their first ESG procedures with Overstitch during the first quarter of 2017.

        In addition, OverStitch has application for treating GI defects in both the upper and lower GI tract; including closure of acute perforations and chronic fistulas; inadvertent perforation of the intestines, tissue closure after the removal of abnormal lesions in the esophagus, stomach or colon (also known as endoscopic submucosal dissections and endoscopic mucosal resections) and in the treatment of swallowing disorders (peroral endoscopic myotomy, POEM). It is also used to suture in place esophageal stents in order to prevent their migration. We estimate that approximately 60% of procedures performed with OverStitch in 2016 are in connection with the treatment of such GI defects.

Surgical

        Our Surgical products consist primarily of the Lap-Band System and accessories used in laparoscopic bariatric surgeries. The Lap-Band System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The Lap-Band System is an adjustable silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure, where the patient is able to go home the day of the procedure without the need for an overnight hospital stay.

        The Lap-Band System has been in use in Europe since 1993 and was CE marked in 1997. FDA approval in the United States was obtained in 2001 and the Lap-Band System has been approved in many countries around the world. More than 800,000 Lap-Band systems have been distributed worldwide.

        The Lap-Band System was approved for use in the United States for patients with BMI greater than or equal to 40 or a BMI greater than or equal to 35 with one or more severe comorbid conditions. In 2011, the United States FDA granted approval for an expanded indication for the Lap-Band System to include patients with a BMI in the range of 30 to 35 and with one or more comorbid conditions. In October 2015, we concluded a multicenter pivotal study detailing five-year outcomes for Lap-Band with patients at the lower BMI range of 30 to 40, which showed:

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  sustained long term weight loss over the 5 year period with the average percent TBWL at five-years of 15.9% plus or minus 12.4%, corresponding to 62.7% EWL; and

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  a device explant rate of 14.8%, which was substantially below the study's safety objective of less than 32.5% at 5 years. Excluding patients who elected to exercise their option to have the band removed at no cost to them on completion of the study, the explant rate was 5.4% at 5 years.

        No unanticipated adverse device effects were reported. All device-related serious adverse events were resolved with all but one resolving without sequelae. The majority of device-related adverse events were mild (53.2%) or moderate (37.2%) in severity. The most common device related adverse events were vomiting (16.4%), gastroesophageal reflux disease (12.1%) and dysphagia (11.5%).

        More than 400 peer-reviewed publications and extensive real-world experience demonstrate that laparoscopic adjustable gastric banding surgery using Lap-Band is a safe and effective treatment option for obesity. Adjustable gastric banding using the Lap-Band System has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss 5 years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that otherwise cover bariatric surgery.

New Product Development

        We are a medical technology company focused on the design, development and commercialization of new medical devices. Two current new product development projects include increasing the indwell time, or the time that the Orbera balloon can remain in the patient's stomach, for the Orbera intra-gastric balloon and increasing the number of scopes on which the OverStitch suturing system can operate by making OverStitch compatible for use with most single-channel scopes. We submitted an application for CE certification that increases Orbera's indwell time in February 2017, and we anticipate CE mark approval by the end of 2017. Following receipt of the CE mark, we anticipate pursuing regulatory clearances for the expanded indwell time in other direct markets outside the U.S. For the single-channel compatible OverStitch device, we submitted a 510(k) to the FDA in June 2017 and anticipate clearance for the U.S. and European market in the first quarter of 2018. With respect to new products in development, there can be no assurance that 510(k) clearance or CE mark approval will be obtained which, among other things, may significantly delay the introduction of products in development.

Competition

        We face competition from other interventional therapies for the treatment of obesity that do not use our products as well as from other manufacturers with similar products to ours with the same intended mode of action.

        Competing therapies are primarily surgical in nature, such as sleeve gastrectomy and gastric bypass. Sleeve gastrectomy is a surgical weight-loss procedure in which the stomach is reduced to about 15% of its original size, by the longitudinal resection and removal of a large portion of the stomach along the greater curvature. The result is a sleeve or tube like structure. The procedure permanently reduces the size of the stomach. The procedure is generally performed laparoscopically and is irreversible. Gastric bypass surgery refers to a surgical procedure in which the stomach is divided into a small upper pouch and a much larger lower remnant pouch and then the small intestine is rerouted to connect to the small upper pouch. The procedure leads to a marked reduction in the functional volume of the stomach, accompanied by an altered physiological and physical response to food. Both procedures are normally performed laparoscopically and rely upon surgical staplers as their principal surgical tool. As a result, these procedures are supported by the suppliers of surgical staplers, the largest of whom are Johnson & Johnson (Ethicon) and Medtronic (Covidien). Both companies have substantially more resources than we do.

        Outside the United States, there are a variety of local and regional competitive intragastric balloon and gastric band manufacturers including Spatz Laboratories, Obalon Therapeutics, Inc., ReShape Medical Inc., Cousins BioTech, Midband and Johnson & Johnson. In the United States, there are two other manufacturers with intragastric balloons approved by the FDA at this time, ReShape Medical Inc. and Obalon Therapeutics, Inc. and one other manufacturer with an approved gastric band, Ethicon, a Johnson & Johnson company. In 2016, Ethicon announced to customers a plan to phase out its gastric band product at the end of 2016.

Sales and Distribution

        We currently market and sell our products principally by direct sales to more than 2,000 providers of medical services and procedures including hospitals, outpatient surgical centers, clinics and physicians through an employee sales force in the United States, Brazil, Canada, Australia and key markets in Europe. As of March 31, 2017, we employed 55 sales and marketing personnel in the United States and another 47 employees in all of the markets outside of the United States where we sell direct to providers. In addition, we sell products to third party distributors who sell our products in over 60 additional countries.

        In the United States, the gastric banding procedure which uses our surgical products has obtained reimbursement approval with Medicare, Medicaid and other third-party payors for patients meeting applicable coverage requirements. Additional markets outside the United States also offer reimbursement approval and coverage requirements for gastric banding. Obesity procedures that utilize the Endo-Bariatric products are generally cash pay procedures. Revisions of prior bariatric surgery using endoscopic suturing have received reimbursement approval on a case-by-case basis. Medical procedures that utilize endoscopic suturing products in the treatment of GI defects generally receive reimbursement approval but coverage can vary by country, state and procedure performed.

Manufacturing and Product Supply

        We manage all aspects of product supply through our operations team based in Austin, Texas. We operate a manufacturing facility in the Coyol Free Trade Zone in Alajuela, Costa Rica that performs final assembly for the Lap-Band and Orbera products. Beginning in 2016, we started producing select components related to the OverStitch product line in our Costa Rica facility. In addition, we rely on third-party suppliers to provide components used in existing products and we expect to continue to do so for products under development, including final assembly of the OverStitch endoscopic suturing system. Many of our components are supplied from a single supply source.

        We believe that our existing manufacturing facilities give us the necessary physical capacity to produce sufficient quantities of products to meet anticipated demand for at least the next twelve months. Our manufacturing facility is certified by the International Organization for Standardization, or ISO, and operates under the FDA's good manufacturing practice requirements for medical devices set forth in the Quality System Regulation, ("QSR").

Research and Development

        As of March 31, 2017, we had 13 employees focused on research and development. Research and development expenses, which also includes costs related to post-approval clinical trials, for the years ended 2016 and 2015 were $7.8 million and $9.6 million, respectively.

Intellectual Property

        We have developed and acquired significant know-how and proprietary technology, upon which our business depends. To protect our know-how and proprietary technology, we rely on trade secret laws, patents, copyrights, trademarks and confidentiality agreements and contracts. However, these methods afford only limited protection. Others may independently develop substantially equivalent proprietary information or technology, gain access to our trade secrets or disclose or use such secrets or technology without our approval.

        We protect trade secrets and proprietary knowledge in part through confidentiality agreements with employees, consultants and other parties. We cannot assure you that our trade secrets will not become known to or be independently developed by our competitors.

        Apart from the portfolio of patents and applications to the Lpath technology, we own over 157 U.S. patents and 298 foreign patents. Our U.S. patents have expiration dates ranging from 2017 to 2035 and our foreign patents have expiration dates ranging from 2020 to 2034 subject to the payment of the requisite renewal fees. We also own more than 42 pending U.S. patent applications and 68 pending foreign patent applications. We believe patents will be issued pursuant to such applications, but cannot guarantee it. Moreover, neither the timing of any issuance, the scope of protection, nor the actual issue date of these pending applications can be forecasted with precision. Where we have licensed patent rights from third parties, we are generally required to pay royalties. While our patents are an important element of our products and future product development, our business as a whole is not significantly dependent on any one patent. We have determined that certain of our patents are not material to our business and we currently intend to discontinue the payment of maintenance fees on approximately 2 U.S. patents and 67 foreign patents.

        Our patents may not provide us with effective competitive advantages. Our pending or future patent applications may not be issued. Others may hold or obtain patents that cover aspects or uses of our innovations. The patents of others may render our patents obsolete, limit our ability to patent or practice our innovations, or otherwise have an adverse effect on the ability to conduct business. Because foreign patents may afford less protection than U.S. patents, they may not adequately protect our technology.

        In 2009 we entered into an Intellectual Property Assignment Agreement, with Olympus Corporation and the "FTE Group" comprised of The Johns Hopkins University, Mayo Foundation for Medical Education and Research, The University of Texas Medical Branch, MUSC Foundation for Research Development and the Chinese University of Hong Kong, whereby the "FTE Group" has assigned to us a Joint Research Agreement with Olympus Corporation, including their rights in certain inventions, patents and IP rights developed by FTE Group under the Joint Research Agreement, which relate to the field of flexible endoscopy and minimally invasive surgery. Olympus Corporation has retained rights as a joint owner of certain inventions and related patents developed jointly by FTE Group and Olympus Corporation under the Joint Research Agreement and retained a license granted by FTE Group to Olympus Corporation to the inventions and related patents developed by FTE Group under the Joint Research Agreement. The patents covered by the agreement pertain to endoscopic procedures and endoscopic suturing devices that relate to the OverStitch products and may also be incorporated into potential new products that we may develop in the future. Any royalties now due under the Joint Research Agreement will be paid by Olympus to us and we will pay FTE Group 50% of the royalties received from Olympus Corporation. As consideration for the assignment, we are obligated to pay to each of Olympus and the FTE Group one half of a royalty in the low single digits on net sales of our products covered by the patents, which royalty shall be reduced if related patents have expired or no longer exist. In addition, we have the right to sublicense our rights under the Joint Research Agreement to the patents and technologies. The term of the Intellectual Property Assignment Agreement is through and until termination. The agreement may be terminated upon written notice a) by Olympus if we materially breach any material terms that pertain to Olympus and the breach is not cured within 30 days after notice, b) by the FTE Group if we materially breach any of the material terms that pertain to the FTE Group and the breach is not cured within 30 days after notice or c) by us if Olympus materially breaches any material terms that pertain to Olympus and the breach is not cured within 30 days after notice.

        Following the Merger, we also own 47 U.S. and foreign issued patents and 29 pending U.S. and foreign patent applications relating to technologies and inventions developed by Lpath prior to the Merger (the "Lpath IP"). The Lpath IP is not aligned with our current business activities and is not a strategic asset.

Government Regulation

        The healthcare industry, and thus our business, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. In addition, these laws and their interpretations are subject to change.

        Unless an exemption applies, each new or significantly modified medical device we seek to commercially distribute in the United States will require either a premarket notification to the FDA requesting permission for commercial distribution under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, (or "FD&C Act") also referred to as a 510(k) clearance, or approval from the FDA of a PMA application. Both the 510(k) clearance and PMA processes can be resource intensive, expensive and lengthy, and require payment of significant user fees, unless an exemption is available.

Device Classification

        Under the FD&C Act, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.

        The Orbera intragastric balloon and the Lap-Band System are Class III devices. The OverStitch Device is a Class II Device. We also sell accessory products, some of which are Class I.

        Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to a set of regulations, referred to as General Controls, which require compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse events and malfunctions and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, also called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.

        Class II devices are those that are subject to the General Controls, as well as Special Controls, which can include performance standards, guidelines and postmarket surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is "substantially equivalent," as defined in the statute, to either:

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  a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

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  another commercially available, similar device that was cleared through the 510(k) process.

        To be "substantially equivalent," the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

        After a 510(k) notice is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured.

        Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device.

        After a device receives 510(k) clearance, any modification, including modification to or deviation from design, manufacturing processes, materials, packaging and sterilization that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, may require a new 510(k) clearance or, depending on the modification, could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA requires a new 510(k) clearance or approval of a PMA application for any modifications to a previously cleared product, the applicant may be required to cease marketing or recall the modified device until clearance or approval is received. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite 510(k) or PMA application(s).

        If the FDA determines that the device is not "substantially equivalent" to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. Pursuant to amendments to the statute in 2012, a manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

        Class III devices include devices deemed by the FDA to pose the greatest risk such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed novel and not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. Therefore, these devices are subject to the PMA application process, which is generally more costly and time consuming than the 510(k) process. Through the PMA application process, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA's satisfaction. Accordingly, a PMA application typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA's satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.

  The Investigational Device Process

        In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval require an IDE application. Some types of studies deemed to present "non-significant risk" are deemed to have an approved IDE once certain requirements are addressed and IRB approval is obtained. If the device presents a "significant risk" to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of subjects. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials, and although the FDA's approval of an IDE allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product's safety and efficacy, even if the trial meets its intended success criteria.

        All clinical trials must be conducted in accordance with the FDA's IDE regulations that govern investigational device labeling, prohibit promotion and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA's regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable, or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant marketing approval or clearance of a product. The commencement or completion of any clinical trial may be delayed or halted, or be inadequate to support approval of a PMA application or clearance of a 510(k), for numerous reasons, including, but not limited to, the following:

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  the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

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  patients do not enroll in clinical trials at the rate expected;

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  patients do not comply with trial protocols;

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  patient follow-up is not at the rate expected;

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  patients experience adverse events;

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  patients die during a clinical trial, even though their death may not be related to the products that are part of the trial;

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  device malfunctions occur with unexpected frequency or potential adverse consequences;

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  side effects or device malfunctions of similar products already in the market that change the FDA's view toward approval of new or similar PMAs or clearance of a 510(k) or result in the imposition of new requirements or testing;

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  institutional review boards and third-party clinical investigators may delay or reject the trial protocol;

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  third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, investigator agreement, investigational plan, good clinical practices, the IDE regulations or other FDA or IRB requirements;

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  third-party investigators are disqualified by the FDA;

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  data collection, monitoring and analysis is not performed in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans, or otherwise fail to comply with the IDE regulations governing responsibilities, records and reports of sponsors of clinical investigations;

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  third-party clinical investigators have significant financial interests related to us or our study such that the FDA deems the study results unreliable, or the company or investigators fail to disclose such interests;

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  regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

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  changes in government regulations or administrative actions;

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  the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; or

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  the FDA concludes that our trial design is unreliable or inadequate to demonstrate safety and efficacy.

  The PMA Approval Process

        Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant's response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee's recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. Prior to approval of a PMA, the FDA may conduct a bioresearch monitoring inspection of the clinical trial data and clinical trial sites, and a QSR inspection of the manufacturing facility and processes. Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

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  the device may not be shown safe or effective to the FDA's satisfaction;

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  the data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval;

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  the manufacturing process or facilities may not meet applicable requirements; and

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  changes in FDA approval policies or adoption of new regulations may require additional data.

        If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA's evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data are submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy and a number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

        New PMA applications or PMA supplements may be required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, components, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

        In approving a PMA application, as a condition of approval, the FDA may also require some form of postmarket studies or postmarket surveillance, whereby the applicant follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer term safety and effectiveness data for the device. The FDA may require postmarket surveillance for certain devices approved under a PMA or cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility, devices where the failure of which would be reasonably likely to have serious adverse health consequences, or devices expected to have significant use in pediatric populations. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use.

  Pervasive and Continuing FDA Regulation

        After the FDA permits a device to enter commercial distribution, numerous regulatory requirements continue to apply. These include:

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  the FDA's QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

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  labeling regulations, unique device identification requirements and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

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  advertising and promotion requirements;

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  restrictions on sale, distribution or use of a device;

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  PMA annual reporting requirements;

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  PMA approval or clearance of a 510(k) of product modifications;

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  medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

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  medical device correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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  recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

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  an order of repair, replacement or refund;

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  device tracking requirements; and

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  post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

        We have registered with the FDA as a medical device manufacturer and have obtained authorization to manufacture from the FDA. The FDA has broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by the FDA Office of Compliance within the Center for Devices and Radiological Health to determine our compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of our suppliers.

Fraud and Abuse Laws

        Our business is regulated by laws pertaining to healthcare fraud and abuse including anti-kickback laws and false claims laws. Violations of these laws are punishable by significant criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, such as Medicare and Medicaid. Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Evolving interpretations of current laws, or the adoption of new laws or regulations, could adversely affect arrangements with customers and physicians. In addition, any violation of these laws or regulations could have a material adverse effect on the financial condition and results of our operations.

  Anti-Kickback Statute

        Subject to a number of statutory exceptions, the federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the furnishing, recommending, purchasing, leasing, ordering, or arranging for, a good or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The term "remuneration" has been broadly interpreted to include anything of value, including payments to physicians or other providers, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments and providing anything of value at less than fair market value. The Office of the Inspector General of the U.S. Department of Health and

        Human Services, or the OIG, and the U.S. Department of Justice are responsible for enforcing the federal Anti-Kickback Statute and the OIG is primarily responsible for identifying fraud and abuse activities affecting government healthcare programs.

        Penalties for violating the federal Anti-Kickback Statute include substantial criminal fines and/or imprisonment, substantial civil fines and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs and do not include comparable exceptions to those provided by the federal Anti-Kickback Statute.

        The OIG has issued safe harbor regulations that identify activities and business relationships that are deemed safe from prosecution under the federal Anti-Kickback Statute. There are safe harbors for various types of arrangements, including certain investment interests, leases, personal service arrangements, discounts and management contracts. The failure of a particular activity to comply with all requirements of an applicable safe harbor regulation does not mean that the activity violates the federal Anti-Kickback Statute or that prosecution will be pursued. However, activities and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG.

        In recent years, the federal government and several states have enacted legislation requiring biotechnology, pharmaceutical and medical device companies to establish marketing compliance programs and file periodic reports on sales, marketing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. We could face enforcement action, fines and other penalties and could receive adverse publicity, all of which could harm our business, if it is alleged that we have failed to fully comply with such laws and regulations. Similarly, if the physicians or other providers or entities that we do business with are found to have not complied with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

  Federal False Claims Act

        The federal False Claims Act prohibits knowingly filing or causing the filing of a false claim or the knowing use of false statements to obtain payment from the federal government. A claim that is filed pursuant to an unlawful kickback may be a false claim under this law and, in a number of cases, manufacturers of medical products have entered into settlements of False Claims Act allegations that their financial relationships with customers "caused" these customers to submit false claims. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim. Private individuals can file suits under the False Claims Act on behalf of the government. These lawsuits are known as "qui tam" actions, and the individuals bringing such suits, sometimes known as "relators" or, more commonly, "whistleblowers," may share in any amounts paid by the entity to the government in fines or settlement. Since complaints related to "qui tam" actions are initially filed under seal, the action may be pending for some time before a defendant is even aware of such action. Thus, we may currently be subject to an investigation for alleged FCA violations pursuant to one or more qui tam actions, which may be under full or partial seal, thereby preventing disclosure of such action or actions. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action. The time and expense associated with responding to such investigations, and any related qui tam or other actions, may be extensive, and we cannot predict the results of our review of the responsive documents and underlying facts or the results of such actions. The costs of responding to government investigations, defending any claims raised, and any resulting fines, restitution, damages and penalties (including under the FCA), settlement payments or administrative actions, as well as any related actions brought by stockholders or other third parties, could have a material impact on our reputation, business and financial condition and divert the attention of our management from operating our business.

  HIPAA

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

        HIPAA also protects the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses and their business associates. HIPAA restricts the use and disclosure of patient health information, including patient records. Although we believe that HIPAA does not apply directly to the Company, most of our customers have significant obligations under HIPAA, and we intend to cooperate with customers and others to ensure compliance with HIPAA with respect to patient information. Failure to comply with HIPAA obligations can result in civil fines and/or criminal penalties. Some states have also enacted rigorous laws or regulations protecting the security and privacy of patient information. If we fail to comply with these laws and regulations, we could face additional sanctions.

  Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Many of the customer relationships of the Company outside of the U.S. are, either directly or indirectly, with governmental entities and employees (such as physicians) and are therefore subject to various anti-bribery laws. Although our corporate policies mandate compliance with these anti-bribery laws, we sell to customers in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Our internal control policies and procedures may not always protect the Company from reckless or criminal acts committed by employees, distributors, consultants or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business, results of operations and financial condition.

Healthcare Reform and Compliance

        In March 2010, the U.S. Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or together, the ACA. The law includes provisions that, among other things, reduce or limit Medicare reimbursement, require all individuals to have health insurance (with limited exceptions) and impose increased taxes. Specifically, the law requires the medical device industry to subsidize healthcare reform in the form of a medical device excise tax on United States sales of most medical devices beginning in 2013. We began paying the medical device excise tax in January 2013.

        In December 2015, the Protecting Americans from Tax Hikes Act of 2015 ("PATH Act") was implemented, which suspended the medical device excise tax implemented as part of the ACA for a two-year period through December 31, 2017. Additionally, the PATH Act permanently extended the research and development tax credit. In January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Further, in January 2017, Congress adopted a budget resolution for fiscal year 2017, or the Budget Resolution, that while not a law, is widely viewed as the first step toward the passage of legislation that would repeal portions of the ACA. Following the passage of the Budget Resolution, in March 2017, the U.S. House of Representatives introduced legislation known as the American Health Care Act, which, if enacted, would amend or repeal significant portions of the ACA. Among other changes, the American Health Care Act would eliminate the 2.3% excise tax on medical devices. The American Health Care Act would also make significant changes to Medicaid by, among other things, making Medicaid expansion optional for states, repealing the requirement that state Medicaid plans provide the same essential health benefits that are required by plans available on the exchanges, modifying federal funding, including implementing a per capita cap on federal payments to states, and changing certain eligibility requirements. While it is uncertain when or if the provisions in the American Health Care Act will become law, or the extent to which any legislation changes may impact our business, it is clear that concrete steps are being taken to repeal and replace certain aspects of the ACA.

        The Physician Payments Sunshine Act, or PPSA, which is part of the ACA, requires manufacturers of drugs, biologics, devices and medical supplies covered under Medicare and Medicaid to record any transfers of value to physicians and teaching hospitals and to report these data to CMS, for subsequent public disclosure. Similar reporting requirements have also been enacted in several states, and an increasing number of countries worldwide either have adopted or are considering similar laws requiring transparency of interactions with healthcare professionals. Particularly, some states such as Massachusetts and Vermont impose an outright ban on certain gifts to physicians. Failure to report appropriate data may result in civil or criminal fines and/or penalties. We have reported the information as required by the PPSA from the August 1, 2013 effective date through December 31, 2016.

        Additionally, the compliance environment is changing, with more states, such as California, Connecticut, Nevada and Massachusetts, mandating implementation of compliance programs, compliance with industry ethics codes, and spending limits, and other states, such as Vermont, requiring reporting to state governments of gifts, compensation and other remuneration to physicians. The shifting regulatory environment, along with the requirement to comply in multiple jurisdictions with different compliance and reporting requirements, increases the possibility that a company may run afoul of one or more laws.

International Regulation

        Our business is also subject to regulation in each of the foreign countries in which our products are sold. Many of the regulations applicable to our products in these countries are similar to those of the FDA. The European Union requires that medical devices comply with the Medical Device Directive or the Active Implantable Medical Device Directive, which includes quality system and CE certification requirements. To obtain a CE Mark in the European Union, defined products must meet minimum standards of safety and quality (i.e., the essential requirements) and then undergo an appropriate conformity assessment procedure. A Notified Body assesses the quality management systems of the manufacturer and verifies the conformity of devices to the essential and other requirements within the Medical Device Directive. In the European Union, we are also required to maintain certain ISO certifications in order to sell products. We are also subject to regulations and periodic review from various regulatory bodies in other countries where our products are sold. Lack of regulatory compliance in any of these jurisdictions could limit our ability to distribute products in these countries. We are also subject to foreign laws and regulations governing the marketing and promotion of our products including as transparency reporting obligations.

Other Regulations

        We are also subject to various international, federal, state and local laws and regulations relating to such matters as safe working conditions, laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with our research and development and manufacturing activities. Specifically, the manufacture of our products is subject to compliance with various international and federal laws and regulations and by various foreign, state and local agencies. Although we believe we are in compliance with these laws and regulations in all material respects, we cannot provide assurance that we will not be required to incur significant costs to comply with these and other laws or regulations in the future.

Employees

        As of March 31, 2017, we had a total of 207 full-time employees. None of our U.S. employees are represented by a labor union or subject to a collective bargaining agreement. Our non-U.S. employment contracts comply with the applicable country mandated collective agreement in the locations where we operate. We have never experienced any work stoppage and consider our relations with our employees to be good.

Legal Proceedings

        From time to time, we are involved in legal proceedings. The results of such legal proceedings and claims cannot be predicted with certainty, and regardless of the outcome, legal proceedings could have an adverse impact on our business because of defense and settlement costs, diversion of resources and other factors.

Federal False Claims Act Investigation

        In March 2017, we were informed by the Department of Justice that we are a subject in a federal False Claims Act investigation. The government's investigation concerns whether there has been or is a violation of the False Claims Act, 31 U.S.C. § 3729 et. seq. related to the marketing of the Lap-Band System, including the web-based physician locator provided on our website Lap-Band.com. We believe the investigation covers the period before and after our acquisition of the obesity intervention division of Allergan, Inc. in December 2013. We are cooperating fully with the investigation, but we cannot predict the outcome of the investigation or the effect of the findings of the investigation on our business, but it is possible that the foregoing matter could result in a material adverse effect on our business, reputation, results of operation and financial condition.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March 31, 2017, information regarding beneficial ownership of our common stock by:

  •
  each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our current named executive officers as set forth in our proxy statement for our 2017 Annual Meeting of Stockholders;

  •
  each of our current directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 31, 2017. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own.

        Our calculation of the percentage of beneficial ownership prior to this offering is based on 10,698,210 shares of our common stock outstanding as of March 31, 2017. We have based our calculation of the percentage of beneficial ownership after this offering assuming the sale and issuance of 3,500,000 shares of our common stock in this offering, assuming no exercise by the underwriters of their option to purchase additional shares.

        Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2017, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

        Certain of our existing stockholders and their affiliated entities, including our directors and executive officers, and stockholders affiliated with certain of our directors, have submitted indications of interest to purchase an aggregate of up to approximately $14.0 million in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to these persons, and these persons may determine to purchase more, fewer or no shares in this offering. Therefore, such indications of interest are not included in the table below.

        Unless otherwise noted below, the address for each of the stockholders in the table below is c/o 1120 South Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.

		Percentage of Shares Beneficially Owned
Beneficial Owner	Shares Beneficially Owned	Before Offering(1)	After Offering(1)
5% Stockholders
PTV Healthcare Capital(2)	4,152,463	38.8%	29.2%
H.I.G. Ventures—Endosurgery, LLC(3)	1,451,185	13.6	10.2
Novo A/S(4)	1,456,972	13.6	10.3
Remeditex Ventures, LLC(5)	1,309,392	12.2	9.2
CPMG, Inc.(6)	817,804	7.6	5.8
Directors and Named Executive Officers
Todd Newton(7)	208,486	1.9	1.5
Dennis L. McWilliams(8)	217,928	2.0	1.5
Charles Tribié(9)	46,236	*	*
Rick Anderson(2)	4,152,463	38.8	29.2
Matthew S. Crawford(2)	4,152,463	38.8	29.2
John W. Creecy(5)	1,309,392	12.2	9.2
William D. McClellan, Jr.(10)	1,108	*	*
R. Kent McGaughy, Jr.(6)	817,804	7.6	5.8
Richard J. Meelia(11)	32,095	*	*
Bruce Robertson, Ph.D.(3)	1,451,185	13.6	10.2
All current executive officers and directors as a group (13 persons)(12)	8,281,971	74.2	56.5

*
Represents less than 1% of outstanding shares of our common stock.

(1)
Percentages are based on 10,698,210 shares of our common stock outstanding as of March 31, 2017 before the offering, and 14,198,210 shares of our common stock outstanding after the offering (assuming no exercise by the underwriters of their option to purchase additional shares).

(2)
Includes (i) 1,347,565 shares of common stock held by PTV IV, L.P., (ii) 605,712 shares of common stock held by PTV Special Opportunities I, L.P. and (iii) 2,199,186 shares of common stock held by PTV Sciences II, L.P. PTV Healthcare Capital has sole voting and investment control over the shares owned by PTV IV, L.P., PTV Special Opportunities I, L.P., and PTV Sciences II, L.P. The Managing Directors of PTV Healthcare Capital have shared voting and investment control over the shares owned by PTV IV, L.P., PTV Special Opportunities I, L.P., and PTV Sciences II, L.P. Messrs. Anderson and Crawford are Managing Director and Managing Partner, respectively of PTV Healthcare Capital and may be deemed to share voting and investment power with respect to the shares reported herein. The address of PTV Healthcare Capital is 3600 N. Capital of Texas Hwy, Suite B180, Austin, TX 78746.

(3)
H.I.G. Capital, LLC has sole voting and investment control over the shares owned by H.I.G. Ventures-Endosurgery, LLC. Bruce Robertson, Ph.D. is a managing director of H.I.G. Capital, LLC and may be deemed to share voting and investment power with respect to the shares reported herein. The address of H.I.G. Ventures is 1450 Brickell Avenue, 31st Floor, Miami, FL 33131.

(4)
Novo A/S has sole voting and investment control over the shares owned by Novo A/S. Novo A/S is a Danish limited liability company. The board of directors of Novo A/S (the "Novo Board"), which is currently comprised of Sten Scheibye, Göran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, has shared investment and voting control over the securities of Apollo held by Novo

  A/S and may exercise such control only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board or any employee of Novo A/S is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares reported herein. The address of Novo A/S is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark.

(5)
John W. Creecy is Chief Executive Officer and Director of Remeditex Ventures, LLC and may be deemed to share voting and investment power with respect to the shares reported herein. The address of Remeditex Ventures is 2727 N. Harwood Street, Suite 200, Dallas, TX 75201.

(6)
Includes (i) 213,033 shares of common stock held by Curlew Fund, LP; (ii) 36,608 shares of common stock held by Crested Crane Fund, LP; (iii) 195,330 shares of common stock held by Roadrunner Fund, LP; (iv) 321,710 shares of common stock held by Mallard Fund, LP; and (v) 51,123 shares of common stock held by Kestrel Fund, LP. (collectively, the "CPMG Entities") CPMG, Inc. has sole voting and investment control over the shares owned by the CPMG Entities. R. Kent McGaughy, Jr. is a Managing Director at CPMG, Inc. and may be deemed to share voting and investment power with respect to the shares reported herein. The address of CPMG, Inc. is 2000 McKinney, Suite 2125, Dallas, TX 75201.

(7)
Consists of (i) 28,645 shares held and (ii) 179,841 issuable to Mr. Newton pursuant to stock options exercisable within 60 days of March 31, 2017.

(8)
Consists of (i) 33,647 shares held and (ii) 184,281 issuable to Mr. McWilliams pursuant to stock options exercisable within 60 days of March 31, 2017.

(9)
Consists of 46,236 issuable to Mr. Tribié pursuant to stock options exercisable within 60 days of March 31, 2017.

(10)
Consists of 1,108 issuable to Mr. McClellan pursuant to stock options exercisable within 60 days of March 31, 2017.

(11)
Includes (i) 17,501 shares of common stock held by Meelia Ventures, LLC, an entity in which Mr. Meelia has a controlling interest and (ii) 14,594 shares issuable to Mr. Meelia pursuant to stock options exercisable within 60 days of March 31, 2017.

(12)
Includes only current directors and executive officers serving in such capacity as of March 31, 2017. For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or executive officer are counted only once.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section titled "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus.

General

        We have authorized capital stock of (i) 100,000,000 shares of common stock, par value $0.001 per share and (ii) 15,000,000 shares of preferred stock. As of March 31, 2017, there were 10,698,210 shares of common stock issued and outstanding, which shares were held by 133 stockholders of record, and no shares of preferred stock outstanding. The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws.

Common Stock

        All outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

        Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least a two-thirds of then-outstanding shares of common stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Dividends

        Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Rights and Preferences

        Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

        Our preferred stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in its board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

        The issuance of preferred stock may delay, deter or prevent a change in control. The description of preferred stock above and the description of the terms of a particular series of preferred stock are not complete. You should refer to any applicable certificate of designation for complete information.

        The Delaware General Corporate Law, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        There are currently no outstanding shares of preferred stock, and our board of directors has no present plans to issue any shares of preferred stock. Any shares of our preferred stock issued in the future will be fully paid and nonassessable upon issuance.

Stock Options

        As of March 31, 2017, options to purchase an aggregate of 1,146,196 shares of common stock were outstanding with a weighted-average exercise price of $4.11 per share.

        Subsequent to March 31, 2017, and through the date of this prospectus, we granted stock options to purchase 475,505 shares of our common stock with an exercise price of $6.50 per share and restricted stock units for 39,348 shares of common stock.

        In addition, at our Annual Meeting of Stockholders held on June 9, 2017, our stockholders approved our 2017 Equity Incentive Plan and the initial reservation of an aggregate of 1,000,000 shares thereunder, which will increase automatically on January 1st of each year, for a period of up to ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year; provided, however that our board of directors or compensation committee may choose to reduce or eliminate such planned increase in any given year. The 2017 Equity Incentive Plan replaced our 2016 Equity Incentive Plan and the Lpath Amended and Restated 2005 Equity Incentive Plan, and no further awards will be granted under those plans.

Warrants

        As of March 31, 2017, we had warrants outstanding to purchase an aggregate of 252,021 shares of our common stock with a weighted-average exercise price of $64.99 per share.

        Warrants to purchase an aggregate of 204,371 shares of our common stock have a net exercise provision under which the holder, in lieu of payment of the exercise price in cash, can surrender the warrant and receive a net number of shares of our common stock based on the fair market value of such stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Unless earlier exercised, 40,456 of these warrants will expire in December 2021 and 163,915 of these warrants will expire in February 2022. Additionally, warrants to purchase an aggregate of 47,650 shares of our common stock may be exercised for cash only, and, unless earlier exercised, these warrants expire through September 2019.

Stockholder Registration Rights

        Certain holders of shares of our common stock, including certain holders of five percent of our capital stock and entities affiliated with certain of our directors, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the investor rights agreement and are described in additional detail below.

        The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

        Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire four years from December 29, 2016 or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

Demand Registration Rights

        The holders of the registrable securities will be entitled to certain demand registration rights. At any time beginning on the earlier of September 2019 or 180 days following the closing of this offering, the holders of at least 25% of the registrable securities then outstanding, may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, would exceed $10,000,000.

Piggyback Registration Rights

        In connection with this offering, the holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. If we propose to register for offer and sale any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or related to stock issued upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

        The holders of the registrable securities are entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of the underwriting discounts and commissions, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder;

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation; and

  •
  In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

        The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:

  •
  permit our board of directors to issue up to 15,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

  •
  provide that the authorized number of directors may be changed only by resolution of our board of directors;

  •
  provide that our board of directors will be classified into three classes of directors;

  •
  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

  •
  not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

        The amendment of any of these provisions would require approval by the holders of at least two-thirds of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

        The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions are designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

        Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

Listing

        Our common stock is listed on the NASDAQ Market under the symbol "APEN."

Transfer Agent and Registration

        The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada, 89501, and its telephone number is (775) 322-0626.

 UNDERWRITING

        We intend to enter into an underwriting agreement with Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC, who are acting as joint book-running managers and as representatives of the underwriters named below with respect to the shares of common stock subject to this offering. Our common stock is listed on the NASDAQ Global Market under the symbol "APEN." Subject to certain conditions, we will agree to sell to the underwriters, and the underwriters will agree to purchase, the number of shares of common stock provided below opposite their name.

Underwriters	Number of Shares
Craig-Hallum Capital Group LLC
Roth Capital Partners, LLC

Total	3,500,000

        The underwriters are offering the shares of common stock subject to their acceptance of the common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares of common stock are taken. A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

Discounts and Expenses

        The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share of common stock. After this offering, the public offering price and concession to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which it exercises discretionary authority.

        The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise by the underwriters of their option to purchase additional shares of our common stock.

Paid by Apollo
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        In addition, we have agreed to reimburse the underwriters for certain out-of-pocket expenses not to exceed $110,000. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $450,000, which includes the reimbursement of certain out-of-pocket expenses of the underwriters.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Lock-up Agreements

        We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriters. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The underwriters may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

  •
  Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Electronic Distribution

        This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriters' website and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

        From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

        Except for the services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Conflicts of Interest

        The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor, as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer common shares to the public" in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a "relevant person").

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Australia

        This prospectus is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

        You confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  •
  a person associated with the Company under Section 708(12) of the Corporations Act; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

        To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

        You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

        No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to professional investors, as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made under that Ordinance; or in other circumstances which do not result in the document being a prospectus, as defined in the Companies Ordinance (Cap. 32) of Hong Kong ("CO") or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors, as defined in the SFO and any rules made under that Ordinance.

        This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

        The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the initial purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

        The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a of the CO or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing relating to the common shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, the Company or the common shares has been or will be filed with or approved by any Swiss regulatory authority.

Canada

        The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes (not addressed, for instance, are gift and estate taxes). Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, broker-dealers and traders in securities, commodities or currencies, U.S. expatriates and certain former citizens and other long-term residents of the United States, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, persons that are deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of options or otherwise as compensation, persons that own or are deemed to own more than 5% of our common stock (except as specifically set forth below), persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

        In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S, federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

        For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the U.S., (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

        Distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes. Subject to the discussion below regarding backup withholding and FATCA withholding, dividends will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals), IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number, and certifying the Non-U.S. Holder's entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

        We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

        To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder's adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section. See the discussion below in "Gain on Disposition of Our Common Stock."

        Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and FATCA withholding , a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the Non-U.S; Holder is a foreign corporation, the branch profits tax described above in "Distributions" may also apply; (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any you timely file U.S. tax returns reporting the losses (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or (3) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

Information Reporting Requirements and Backup Withholding

        Generally, we must report information to the IRS with respect to any distributions we pay on our common stock (even if the payments are not dividends subject to withholding) including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), IRS Form W-8ECI or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

        Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements do not apply if the holder provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities) or otherwise meets documentary evidence requirements for establishing Non- U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain non-U.S. brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

        Back-up withholding is not an additional tax. Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

        Non-U.S. Holders should consult with their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Accounts/FATCA Withholding

        Sections 1471 through 1474 of the Code and related Treasury Regulations (commonly referred to as "FATCA") generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules to their investment in our common stock.

        The withholding provisions described above apply currently to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR U.S. FEDERAL TAX LAWS.

LEGAL MATTERS

        Cooley LLP of Palo Alto, California will pass upon the validity of the shares of common stock offered hereby. The underwriters are being represented by Ellenoff Grossman & Schole LLP of New York, New York in connection with the offering. As of the date of this prospectus, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 11,763 shares of our common stock.

EXPERTS

        The consolidated financial statements of Apollo Endosurgery, Inc. as of December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        You can read our SEC filings, including the registration statement, over the internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.apolloendo.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35706):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 24, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 4, 2017;

  •
  our Definitive Proxy Statement on Schedule 14A relating to our 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017;

  •
  our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 3, 2017, January 20, 2017, February 17, 2017, March 8, 2017, March 10, 2017, April 12, 2017, June 1, 2017, and June 13, 2017; and

  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on October 31, 2012.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Attn: Secretary
(512) 279-5100

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information.

3,500,000 Shares of Common Stock

Prospectus

Joint Book-Running Managers

Craig-Hallum Capital Group	Roth Capital Partners

                    , 2017

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee, NASDAQ Global Market fee and the FINRA filing fee.

Amount
SEC registration fee	$3,480
NASDAQ Global Market fee	35,000
FINRA filing fee	3,100
Accounting fees and expenses	75,000
Legal fees and expenses	200,000
Transfer agent and registrar fees and expenses	15,000
Printing and miscellaneous fees and expenses	118,420

Total	$450,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        Our amended and restated certificate of incorporation provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws require us to indemnify our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant's certificate of incorporation from limiting the liability of the Registrant's directors for the following:

  •
  any breach of the director's duty of loyalty to us or to our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

        We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

        The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits.

        The list of exhibits is set forth under "Exhibit Index" at the end of this registration statement and is incorporated herein by reference.

(b)   Financial Statement Schedules.

        Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on July 12, 2017.

APOLLO ENDOSURGERY, INC.
By:	/s/ TODD NEWTON Todd Newton Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ TODD NEWTON Todd Newton	Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2017
/s/ STEFANIE CAVANAUGH Stefanie Cavanaugh	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	July 12, 2017
/s/ CHRISSY CITZLER-CARR Chrissy Citzler-Carr	Controller (Principal Accounting Officer)	July 12, 2017
* Richard J. Meelia	Chairman of the Board	July 12, 2017
* Rick Anderson	Director	July 12, 2017
* Matthew S. Crawford	Director	July 12, 2017
* John Creecy	Director	July 12, 2017

Signatures		Title	Date

* William D. McClellan, Jr.		Director	July 12, 2017
* R. Kent McGaughy, Jr.		Director	July 12, 2017
* Bruce Robertson, Ph.D.		Director	July 12, 2017
*By:	/s/ STEFANIE CAVANAUGH Stefanie Cavanaugh as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Schedule/ Form	File Number	Exhibit	File Date
1.1	*	Form of Underwriting Agreement.

2.1		Agreement and Plan of Merger and Reorganization, dated as of September 8, 2016, by and among Lpath, Inc., Lpath Merger Sub, Inc., and Apollo Endosurgery, Inc.	Form 8-K	001-35706	2.1	September 8, 2016

3.1		Amended and Restated Certificate of Incorporation.	Form 8-K	001-35706	3.1	June 13, 2017

3.2		Amended and Restated Bylaws.	Form 8-K	001-35706	3.1	June 13, 2017

4.1		Reference is made to Exhibits 3.1 and 3.2.

4.2		Specimen Common Stock certificate of Apollo Endosurgery, Inc.	Form 10-Q	001-35706	4.1	May 4, 2017

4.3		Third Amended and Restated Investors' Rights Agreement, dated as of September 8, 2016 by and among Apollo Endosurgery, Inc. and the investors listed on Exhibit A thereto.	Form S-4	333-214059	4.9	October 11, 2016

4.4		Apollo Common Stock Purchase Warrant issued to Athyrium Opportunities II Acquisition LP dated February 27, 2015.	Form S-4	333-214059	4.8	October 11, 2016

4.5		Form of Warrant Issued to Investors in the September 2014 Offering.	Form 8-K	001-35706	4.1	September 22, 2014

4.6		Form of Warrant issued to Maxim Group LLC in the September 2014 Offering.	Form 8-K	001-35706	4.2	September 22, 2014

4.7		Form of Warrant issued to Torreya Capital.	Form S-4	333-214059	4.7	October 11, 2016

5.1		Opinion of Cooley LLP.

10.1		Form of Indemnity Agreement between Apollo Endosurgery, Inc. and its executive officers and directors.	Form 8-K	001-35706	10.1	January 3, 2017

10.2	#	Apollo Endosurgery, Inc. 2006 Stock Option Plan and forms of agreements relating thereto.	Form S-4	333-214059	10.2	October 11, 2016

10.3	#	Apollo Endosurgery, Inc. 2016 Equity Incentive Plan and forms of agreements relating thereto.	Form S-4	333-214059	10.3	October 11, 2016

10.4	#	Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan.	Schedule 14-A	001-35706	Appendix A	April 27, 2015

10.5	#	Apollo Endosurgery, Inc. 2017 Equity Incentive Plan.	Form 8-K	001-35706	10.1	June 13, 2017

10.6	#	Forms of grant notice, stock option agreement and notice of exercise under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan.	Form 8-K	001-35706	10.2	June 13, 2017

10.7	#	Form of restricted stock unit grant notice and award agreement under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan.	Form 8-K	001-35706	10.3	June 13, 2017

Exhibit Number			Schedule/ Form	File Number	Exhibit	File Date
10.8		Credit Agreement, dated February 27, 2015, by and among the Company, Athyrium Opportunities II Acquisition LP, as administrative agent, the guarantors party thereto, and the other lenders from time to time party thereto, as amended or supplemented on May 8, 2015, July 29, 2015, March 8, 2016 and October 10, 2016, together with the Exhibits, Schedules and Annexes thereto.	Form S-4	333-214059	10.1	October 11, 2016

10.9	#	Employment Agreement, dated June 1, 2006 (effective September 1, 2005), as amended September 16, 2007, July 1, 2014 and May 19, 2016, between Apollo Endosurgery, Inc. and Dennis McWilliams.	Form S-4	333-214059	10.16	October 11, 2016

10.10	#	Employment Agreement, dated June 1, 2014, as amended May 19, 2016, between Apollo Endosurgery, Inc. and Todd Newton.	Form S-4	333-214059	10.17	October 11, 2016

10.11	#	Offer Letter, dated November 19, 2014, between Apollo Endosurgery, Inc. and Bret Schwartzhoff.	Form S-4	333-214059	10.18	October 11, 2016

10.12	#	Offer Letter, dated March 2, 2015, between Apollo Endosurgery, Inc. and Stefanie Cavanaugh.	Form 8-K	001-35706	10.6	January 3, 2017

10.13		Office Lease Agreement, dated as of July 16, 2012, between Apollo Endosurgery, Inc., as Tenant, and Aslan IV Austin, LLC as Landlord, subsequently assigned to DPF Cityview LP.	Form S-4	333-214059	10.19	October 11, 2016

10.14		Lease Agreement, dated August 7, 2014, between Apollo Endosurgery Costa Rica Sociedad de Responsabilidad Limitada and Zona Franca Coyol, S.A.	Form S-4	333-214059	10.20	October 11, 2016

10.15	†	Intellectual Property Assignment Agreement, dated November 4, 2009, by and between Apollo Endosurgery, Inc., Olympus Corporation, the University of Texas Medical Branch, the Johns Hopkins University, the Mayo Foundation for Medical Education and Research, the Medical University of South Carolina Foundation for Research Development and the Chinese University of Hong Kong.	Form S-4	333-214059	10.21	November 14, 2016

10.16	#	Offer Letter, dated March 21, 2014, between Apollo Endosurgery, Inc. and Charles Tribié.	Form 10-K	001-35706	10.26	March 24, 2017

10.17		2017 Bonus Plan.	Form 8-K	001-35706	10.1	May 25, 2017

10.18		Fifth Amendment to Credit Agreement with Athyrium.	Form 8-K	001-35706	10.1	March 3, 2017

16.1		Letter dated January 20, 2017, from Moss Adams LLP to the Securities and Exchange Commission.	Form 8-K	001-35706	16.1	January 17, 2017

21.1		List of Subsidiaries.	Form S-4	333-214059	21.1	October 11, 2016

23.1		Consent of KPMG LLP, Independent Public Accounting Firm.

23.2		Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

Exhibit Number		Schedule/ Form	File Number	Exhibit	File Date
24.1	Power of Attorney is contained on the signature pages (included on the signature page to this Registration Statement filed on Form S-1 on June 14, 2017).

*
To be filed by amendment.

#
Management contract or compensation plan or arrangement

†
Confidential treatement has been granted as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.